EXHIBIT 4.20

VOX ROYALTY CORP.

ANNUAL INFORMATION FORM

FOR THE YEAR ENDED DECEMBER 31, 2021

October 25, 2022

66 Wellington Street West, Suite 5300

TD Bank Tower

Toronto, Ontario

M5K 1E6

www.voxroyalty.com

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INTRODUCTORY NOTES

Cautionary Note Regarding Forward-Looking Information

This Annual Information Form (“AIF”) contains “forward-looking information” within the meaning of applicable securities laws, including without limitation, expectations concerning the acquisition of certain royalties that are currently subject to exclusive letters of intent (“LOIs”) and any expected revenue to be generated by such royalties. Forward-looking information is characterized by words such as “plan”, “expect”, “budget”, “target”, “schedule”, “estimate”, “forecast”, “project”, “intend”, “believe”, “anticipate”, “seek”, and other similar words or statements that certain events or conditions “may”, “could”, “would”, “might”, or “will” occur or be achieved. Forward-looking information is based on the opinions, assumptions and estimates of management considered reasonable at the date the statements are made, and are inherently subject to a variety of risks and uncertainties and other known and unknown factors that could cause the actual results, performance or achievements of Vox Royalty Corp. (“Vox” or the “Company”) to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include: risks relating to the dependence of the Company on third party operators, the failure of counterparties to royalty and stream agreements to comply with the terms of such agreements, risks relating to the lack of access to data on the operations underlying the Company’s royalty and stream interests, political, economic and other risks; fluctuations in foreign currency; political environment; operating risks caused by social unrest; risks related to government regulation, laws, sanctions and measures; fluctuations in commodity prices; the extent of analytical coverage available to investors concerning the business of the Company; changes in trading volume and general market interest in the Company’s securities; risks related to new diseases and epidemics, risks relating to widespread epidemics or a pandemic outbreak including the COVID-19 pandemic; the impact of COVID-19 on the workforce of the operators of the projects underlying the Company’s royalty and streaming interests; dependence on future payments from owners and operators; unknown defects and impairments in any business arrangements of the Company; the inability of the Company to select appropriate acquisition targets or negotiate acceptable arrangements including arrangements to finance acquisition targets; potential inaccuracy in the mineral reserves and mineral resource estimates; high operating costs at the operator level impacting the quantum of the net profit royalties; operators compliance with laws, including anti-bribery and corruption laws; rights of third parties; global financial conditions; liquidity concerns and future financing requirements; limited operating history of the Company; competition in acquisitions; key employee attraction and retention; risks relating to conflicts of interest; risks relating to potential litigation; risks relating to title, permit or license disputes related to interests on any of the properties in which Vox holds a royalty, stream or other interest; risks relating to the dependence of the Company on outside parties and key management personnel; risks associated with dilution; royalties under ongoing negotiations or LOIs may not be acquired; the volatility of the stock market and in commodity prices; misjudgments in the course of preparing forward-looking statements; as well as those risk factors discussed under the heading “Risk Factors” below or referred to in the Company’s filings on SEDAR at www.sedar.com.

Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers are cautioned not to place undue reliance on forward-looking information. The forward‑looking information contained herein is made as of the date hereof and, accordingly, is subject to change after such date. The Company does not undertake to update any forward‑looking information, whether as a result of new information, future events or otherwise except as, and to the extent, required by applicable securities laws.

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Technical and Third-Party Information

The historical mineral reserves estimates disclosed under the heading “Material Royalty – Wonmunna Iron Mine” have been made according to JORC (2012) guidelines and not to the CIM definition standards. Readers are cautioned that a qualified person has not done sufficient work to validate the JORC (2012) estimates, and the authors are not treating the estimates as current mineral reserves as defined by the Canadian Institute of Mining, Metallurgy and Petroleum — Definition Standards on Mineral Resources and Mineral Reserves adopted by the CIM Council on May 10, 2014 (the “CIM Standards”).

Except where otherwise stated, the disclosure in this AIF relating to properties and operations in which Vox holds royalty, stream or other interests, including the disclosure in this AIF under the heading “Material Royalty – Wonmunna Iron Ore Project“ is based on information publicly disclosed by the owners or operators of these properties and information/data available in the public domain as at the date hereof, and none of this information has been independently verified by Vox. Specifically, as a royalty or stream holder, Vox has limited, if any, access to properties on which it holds royalties, streams, or other interests in its asset portfolio. The Company may from time to time receive operating information from the owners and operators of the mining properties, which it is not permitted to disclose to the public. Vox is dependent on, (i) the operators of the mining properties and their qualified persons to provide information to Vox, or (ii) on publicly available information to prepare disclosure pertaining to properties and operations on the properties on which the Company holds royalty, stream or other interests, and generally has limited or no ability to independently verify such information. Although the Company does not have any knowledge that such information may not be accurate, there can be no assurance that such third-party information is complete or accurate. Some reported public information in respect of a mining property may relate to a larger property area than the area covered by Vox’s royalty, stream, or other interest. Vox’s royalty, stream or other interests may cover less than 100% of a specific mining property and may only apply to a portion of the publicly reported mineral reserves, mineral resources and or production from a mining property.

As of the date of this AIF, the Company considers its royalty interest in the Wonmunna Iron Ore Mine to be its only material mineral property for the purposes of NI 43-101. Information included in this AIF with respect to the Wonmunna mine has been prepared in accordance with the exemption set forth in section 9.2 of NI 43-101.

Unless otherwise noted, the disclosure contained in this AIF of a scientific or technical nature for the Wonmunna mine is based on the technical report entitled “NI 43-101 Technical Report, Wonmunna Iron Ore Mine, Western Australia, Australia” with an effective date of August 10, 2022.

Timothy Strong, BSc (Hons) ACSM FGS MIMMM RSci, Principal Geologist of Kangari Consulting LLC and a “Qualified Person” under NI 43-101 has reviewed and approved the written scientific and technical disclosure contained in this AIF.

Cautionary Note Regarding Mineral Reserve and Resource Estimates

This AIF has been prepared in accordance with the requirements of Canadian securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all mineral resource and reserve estimates included in this AIF have been prepared by the owners or operators of the relevant properties (as and to the extent indicated by them) in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining and Metallurgy Classification System. NI 43-101 establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, may differ from the requirements of the Securities and Exchange Commission (“SEC”) under subpart 1300 of Regulation S-K (“S-K 1300”), and reserve and resource information contained herein may not be comparable to similar information disclosed by U.S. companies.

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The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the standards of the Canadian Institute of Mining, Metallurgy and Petroleum (“CIM”). Pursuant to S-K 1300, the SEC now recognizes estimates of “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources.” In addition, the SEC has amended its definitions of “proven mineral reserves” and “probable mineral reserves” to be substantially similar to the corresponding standards of the CIM.

Investors are cautioned that while terms are substantially similar to CIM standards, there are differences in the definitions and standards under S-K 1300 and the CIM standards. Accordingly, there is no assurance any mineral reserves or mineral resources that the Company may report as “proven reserves”, “probable reserves”, “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources” under NI 43-101 will be the same as the mineral reserve or mineral resource estimates prepared under the standards adopted under S-K 1300. As a foreign private issuer that is eligible to file reports with the SEC pursuant to the MJDS, we are not required to provide disclosure under S‑K 1300 and will continue to provide disclosure under NI 43-101.

Investors are also cautioned that while the SEC now recognizes “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”, investors should not assume that any part or all of mineral deposits in these categories will ever be converted into reserves. Mineralization described using these terms has a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “measured mineral resource”, “indicated mineral resource” or “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable.

Accordingly, information contained in this AIF and the portions of documents incorporated by reference herein containing descriptions of the Company’s interests in mineral deposits held by third party mine operators may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

Currency Presentation and Exchange Rate Information

This AIF contains references to United States dollars, referred to herein as “$”, Canadian dollars, referred to herein as “C$”, and Australian dollars, referred to herein as “A$”.

The following table sets out the high and low rates of exchange for: (i) one U.S. dollar, and (ii) one Australian dollar, each expressed in Canadian dollars, in effect at the end of each of the following periods, the average rate of exchange for those periods, and the rate of exchange in effect at the end of each of those periods, each based on the rate published by the Bank of Canada:

	U.S. Dollar Year Ended December 31,			Australian Dollar Year Ended December 31,
	2021	2020	2019	2021	2020	2019
Closing	1.2678	1.2732	1.2988	0.9205	0.9247	0.9228
Average	1.2535	1.3415	1.3269	0.9240	0.9539	0.9216
High	1.2942	1.4496	1.3600	0.9978	0.9811	0.9582
Low	1.2040	1.2718	1.2988	0.8994	0.9248	0.8868

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CORPORATE STRUCTURE

The Company was incorporated on February 20, 2018 by Certificate of Incorporation issued pursuant to the provisions of the Business Corporations Act (Ontario) under the name “AIM3 Ventures Inc.” On May 13, 2020, the articles of AIM3 Ventures Inc. were amended to consolidate its shares on the basis of 13.3125 pre-consolidation shares for every one post-consolidation shares. The name of the Company was also changed from “AIM3 Ventures Inc.” to “Vox Royalty Corp.” Vox became a public company with its common shares (“Common Shares”) listed on the TSX Venture Exchange (“TSXV”) on May 25, 2020.

Effective as of the opening on May 25, 2020, the Common Shares commenced trading on the TSXV under the new symbol “VOX”. Effective as of the opening on October 10, 2022, the Common Shares also commenced trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “VOXR”.

The Company’s head, registered, and records office is located at 66 Wellington Street West, Suite 5300, TD Bank Tower, Toronto, Ontario M5K 1E6.

The corporate chart below sets forth the Company’s subsidiaries, together with the jurisdiction of incorporation of each company and the percentage of voting securities beneficially owned, controlled or directed, directly or indirectly, by the Company.

 GENERAL DEVELOPMENT OF THE BUSINESS

Recent Developments

On October 10, 2022, the Common Shares commenced trading on the Nasdaq under the symbol “VOXR”. Concurrent with the commencement of trading on the Nasdaq, the Common Shares ceased being quoted on the OTCQX market.

 On September 20, 2022, the Company announced that its Board of Directors approved the initiation of a quarterly dividend program and the Company declared an inaugural quarterly dividend of US$0.01 per Common Share, to be paid in the fourth quarter of 2022. The dividend will be paid on November 4, 2022 to shareholders of record as of the close of business on October 21, 2022.

On June 9, 2022, the Company announced that it executed a binding royalty sale and purchase agreement dated June 7, 2022, of Terrace Gold Pty Ltd’s (“Terrace Gold”) rights and interests in an agreement with Lumina Copper S.A.C, pursuant to which Vox obtained the right to receive the El Molino 0.5% net smelter returns (“NSR”) royalty in Peru. The upfront consideration issued to Terrace Gold was 17,959 Common Shares of the Company. A further payment of US$450,000 is payable in cash following the registration of the El Molino royalty rights on the applicable mining title in Peru and the satisfaction of other customary conditions.

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On June 6, 2022, the Company announced that it executed a binding royalty sale and purchase agreement dated June 3, 2022 with an individual prospector residing in Canada, pursuant to which Vox acquired the rights to three Canadian gold royalties for total consideration of up to C$1,800,000. Vox will pay C$100,000 cash at closing and make additional cash payments or issue Common Shares of Vox (at Vox’s sole election) as follows: C$500,000 or issue up to a maximum of 184,399 Common Shares in September 2022, C$700,000 or issue up to a maximum of 258,159 Common Shares in January 2023 and C$500,000 or issue up to a maximum of 184,399 Common Shares in December 2023. The royalties include a 1.0% NSR royalty over part of the Goldlund Project in Ontario operated by Treasury Metals Inc., an effective 0.6% NSR royalty over the Beschefer Project in Quebec operated by Goldseek Resources Inc. under option from Wallbridge Mining Company Limited, and all personal rights held to a 1.5% NSR royalty over the Gold River deposit in Ontario, which is a satellite deposit to the Timmins West mine operated by Pan American Silver Corp.

On May 26, 2022, the Company announced that it acquired a producing royalty from an arm’s length, private company for the following consideration: US$4,750,000 in cash, US$12,150,000 in Vox Common Shares, being 4,350,000 Common Shares at an issue price of CAD$3.53 per Common Share and a USD/CAD exchange rate of 1.2618, and 3,600,000 Common Share purchase warrants with an exercise price of CAD$4.50 and an expiry date of March 25, 2024. The royalty is a 1.25% - 1.50% sliding scale Gross Revenue Royalty (“GRR”) over the Wonmunna mine (“Wonmunna”), operated by Mineral Resources Limited (“MRL”), with 1.25% GRR payable when benchmark 62% iron ore price is below A$100/tonne and 1.50% GRR payable when the iron ore price is above A$100/tonne, which covers the full extent of Wonmunna.

On April 26, 2022, the Company announced that it executed a binding royalty sale and purchase agreement dated January 17, 2022, with a private South African registered company (“SA Vendor”), pursuant to which Vox acquired two platinum group metals royalties for total consideration of up to C$10,400,000. The royalties include a 1.0% gross receipts royalty over the Dwaalkop Project and a 0.704% gross receipts royalty over the Messina Project, which collectively cover the full extent of the Limpopo PGM Project (the “PGM Royalties”), operated by Sibanye Stillwater Ltd. The upfront consideration issued to the SA Vendor was 409,500 Common Shares. The Common Shares issued were issued at the trailing 5-day volume weighted average price prior to the date of the announcement, being C$3.663 per Common Share. Vox will be required to pay the SA Vendor up to an additional C$8,900,000 in Common shares of Vox, cash, or a mixture of cash and Common Shares (at Vox’s sole election) on the occurrence of the following events: (i) C$1,500,000 within 10 business days of cumulative royalty receipts from the PGM Royalties by Vox or an affiliate thereof exceeding C$500,000; (ii) C$400,000 within 10 business days of cumulative royalty receipts from the PGM Royalties by Vox or an affiliate thereof exceeding C$1,000,000; (iii) C$7,000,000 within 10 business days of cumulative royalty receipts from the PGM Royalties by Vox or an affiliate thereof exceeding C$50,000,000.

On March 10, 2022, the Company announced that it had granted an aggregate of 263,548 restricted share units (“RSUs”) to directors, officers and employees of Vox. The RSUs vest in equal parts on each of September 9, 2022, March 9, 2023, September 9, 2023, and March 9, 2024. Each RSU entitles the holder to receive one Common Share of the Company. The Company has reserved up to 263,548 Common Shares for issuance on the exercise of the RSUs. The Company has also granted an aggregate of 804,158 stock options to officers and employees of Vox. The stock options have an exercise price of C$4.16 per Common Share, a five-year term from the date of grant and vest in equal parts on each of September 9, 2022, March 9, 2023, September 9, 2023, and March 9, 2024. The Company has reserved up to 804,158 Common Shares for issuance on the exercise of the stock options.

2021 Developments

On November 18, 2021, the Company announced that its normal course issuer bid (“NCIB”) was renewed after the previous NCIB expired on November 18, 2021. The current NCIB provides Vox with the option to purchase up to 1,628,289 Common Shares as appropriate opportunities arise from time to time. Under the terms of the renewed NCIB, the Company may repurchase for cancellation up to 1,968,056 Common Shares, being 5% of the total number of 39,361,137 Common Shares outstanding as at November 11, 2021. The purchases are to be made at market prices through the facilities of the TSXV or other recognized Canadian marketplaces during the period November 19, 2021 to November 18, 2022. In the last twelve months, the Company has purchased 804,400 Common Shares pursuant to its NCIB at a weighted average price of C$2.89 per Common Share through the facilities of the TSXV and other recognized Canadian marketplaces.

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On August 10, 2021, the Company announced that its Common Shares are now trading on the OTCQX® Best Market under the ticker symbol “VOXCF”. Vox is in the process of securing Depository Trust Company (“DTC”) eligibility for its Common Shares. DTC manages electronic clearing and settlement of publicly traded companies across the United States and in 131 other countries.

On August 3, 2021, the Company announced that on July 30, 2021, Thor Explorations Ltd. (“Thor”) completed its first gold pour from is Segilola Gold Mine in Nigeria.

On July 23, 2021, the Company announced that it executed binding agreements with Titan Minerals Limited (ASX: TTM) (“Titan”), pursuant to which Vox acquired four Peruvian gold, silver, and copper royalties for total cash consideration of $1,000,000. In addition, Titan paid Vox $1,000,000 in cash pursuant to the terms of an agreement between Vox’s subsidiary, SilverStream SEZC (“SilverStream”), and a subsidiary of Titan, Mantle Mining Peru S.A.C. The royalties include a 3% GRR over each of the Cart Project, the Colossus Project, the Jaw Project, and the Phoebe Project, each operated by Titan.

On July 5, 2021, the Company announced that it entered into definitive transaction documentation with Electric Royalties Ltd. (TSXV: ELEC) (“Electric Royalties”), pursuant to which Electric Royalties will acquire a portfolio of two graphite royalties from Vox for C$2,850,000 in shares of Electric Royalties and a C$50,000 cash non-refundable exclusivity payment, as announced in a prior press release dated May 18, 2021.

On June 30, 2021, the Company granted an aggregate of 176,734 restricted share units of the Company (“RSUs”) to officers and employees of Vox. The RSUs vest ¼ on each of December 31, 2021, June 30, 2022, December 31, 2022, and June 30, 2023. Each RSU entitles the holder to receive one Common Share of the Company. The Company has reserved up to 176,734 Common Shares for issuance on the exercise of the RSUs. The Company also granted an aggregate of 799,826 stock options to officers and employees of Vox. The stock options have an exercise price of C$3.25 per Common Share, have a five-year term from the date of grant and vest ¼ on each of December 31, 2021, June 30, 2022, December 31, 2022, and June 30, 2023. The Company has reserved up to 799,826 Common Shares for issuance on the exercise of the stock options.

On June 30, 2021, the Company announced the appointment of Mr. Spencer Cole as Chief Investment Officer. Mr. Cole was co-founder of the Mineral Royalties Online royalty database with Riaan Esterhuizen, which Vox acquired prior to its May 2020 listing transaction on the TSXV. See “Directors and Officers”.

On June 7, 2021, the Company announced that it entered into binding agreements with a group of private individuals, pursuant to which Vox will acquire an effective aggregate 0.633% NSR royalty and associated advance minimum royalty payments of over C$120,000 per annum on part of Gold Standard Ventures Railroad-Pinion Gold Project located on the prolific Carlin Trend in Elko County, Nevada for total cash consideration of $1,980,000.

On May 18, 2021, the Company announced that it entered into a non-binding letter of intent with Electric Royalties, pursuant to which Electric Royalties will acquire two graphite royalties from Vox. The royalties consist of a 2.5% gross concentrate sales royalty on graphite production at the Graphmada Graphite Mining Complex (“Graphmada”) in Madagascar and a 0.75% GRR on the Yalbra graphite exploration project in Western Australia. Total consideration for the transaction is C$2,850,000 in shares of Electric Royalties and a C$50,000 cash non-refundable exclusivity payment.

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On March 31, 2021, the Company announced that it entered into a binding agreement with Yilgarn Iron Pty Ltd, pursuant to which Vox will extinguish the outstanding balance of the Koolyanobbing royalty pre-payment through a cash payment of A$1,782,032 within five business days from execution date of the agreement. The Koolyanobbing royalty is an uncapped royalty of 2% on the average/tonne Free on Board (“FOB”) sales value on the Koolyanobbing project, a production stage open pit iron ore mine located in the Yilgarn region of Western Australia operated by Mineral Resources Limited (the “Koolyanobbing Royalty”). Following payment of the settlement amount, effective January 1, 2021, Vox will earn royalty revenues from the Koolyanobbing Royalty.

On March 30, 2021, the Company announced that it entered into a binding agreement with a private Australian-registered entity pursuant to which Vox will acquire a A$10/oz gold royalty on part of Norton Gold Fields Pty Ltd’s (“Norton”) Bullabulling Gold Project (“Bullabulling”) in Western Australia for total consideration of up to A$2,200,000. Vox will pay upfront cash of A$1,200,000. The first milestone payment is contingent upon Norton receiving approval of a mining proposal from the West Australian Department of Mines, Industry Regulation and Safety. Upon that milestone being achieved, Vox will pay a milestone payment of A$500,000, in cash or Common Shares, at the Company’s sole discretion. The second milestone is contingent upon Vox receiving first royalty revenue from Bullabulling, the milestone payment of A$500,000, may be settled in cash or Common Shares, at the Company’s sole discretion. Any issuance of Common Shares in connection with the milestone payments will require the approval of the TSXV.

On March 29, 2021, the Company announced that it executed a binding agreement with Horizon Minerals Limited (“Horizon”) to acquire two advanced Western Australian gold royalties for total consideration of A$7,000,000. Vox will pay upfront cash of A$4,000,000. Contingent upon Vox receiving cumulative royalty payments in excess of A$750,000 from the Janet Ivy Mine, a milestone payment of A$3,000,000 is payable, in cash or Common Shares, at the Company’s sole discretion. Any issuance of Common Shares in connection with the milestone payment will require the approval of the TSX Venture Exchange.

On March 25, 2021, the Company announced that it closed its previously announced overnight marketed public offering (the “Offering”) through a syndicate of underwriters co-led by BMO Capital Markets and Cantor Fitzgerald Canada Corporation, and including Stifel Nicolaus Canada Inc. and Red Cloud Securities Inc. (collectively, the “Underwriters”). The Company issued 5,615,766 units of the Company (the “Units”) at a price of C$3.00 per Unit, which includes the Underwriters’ partial exercise of an over-allotment option to acquire an additional 615,766 Units. The gross proceeds of the Offering prior to deducting commission and expenses was approximately C$16.85 million. Each Unit issued consists of one Common Share and one half of one Common Share purchase warrant (“Warrant”) of the Company. Each Warrant will be exercisable to acquire one Common Share of the Company for a period of 36 months following the closing date of the Offering at an exercise price of C$4.50, subject to adjustment in certain events.

On February 22, 2021, the Company announced that it entered into a binding agreement with Gibb River Diamonds Ltd. pursuant to which Vox would acquire a Western Australian gold royalty portfolio for total cash consideration of A$325,000. The royalty portfolio comprises a 1% NSR royalty over the Bulgera Gold project operated by Norwest Mineral Ltd., a 1% NSR over the Comet Gold Project operated by Accelerate Resources Ltd. (“Accelerate”) and a 1% NSR over the Mount Monger Gold Project operated by Accelerate and subject to a binding option agreement with Mt Monger Minerals Pty Ltd.

Also on February 22, 2021, the Company announced that it granted an aggregate of 116,108 RSUs to independent Board members. The vesting of the RSUs occurs in three stages, with 25,802 RSUs vesting immediately, 45,153 RSUs vesting on the first anniversary and 45,153 vesting on the second anniversary dates. Each RSU entitles the holder to receive one Common Share.

On February 8, 2021, Vox announced the appointment of Andrew Kaip to its Board of Directors. Mr. Kaip has held a number of senior roles in the financial services and mining industries for over 25 years. Most recently, he served as a Managing Director at BMO Nesbitt Burns Inc., where he held the position of large cap precious metal analyst and co-head of global mining research. Prior to BMO Nesbitt Burns Inc., he also held positions at Haywood Securities and a number of mining and exploration companies based in Canada. See “Directors and Officers”.

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Also on February 8, 2021, the Company announced the voting results of the meeting of warrant holders that was held on February 3, 2021. At the meeting, the holders of 2,289,667 Warrants that were originally set to expire on May 14, 2022, unanimously voted in favour to amend the Warrants to (i) remove the compulsory call option held by the Company, and (ii) in conjunction with the foregoing, extend the term of the Warrants by 12 months, such that the warrants will now expire on May 14, 2023.

2020 Developments

On December 16, 2020, Vox announced an arbitral award in its favour in connection with claims made by a subsidiary of Vox and its co-claimant against Bass Metals Limited (“Bass”). The arbitrator determined that Bass (i) unreasonably withheld consent to assignment of royalty rights to SilverStream, (ii) must pay past due royalties owing from the operator of the producing Graphmada project (over which Vox equitably held a 2.5% gross sales royalty until it was divested in 2021), and (iii) must pay additional legal costs and expenses.

On November 25, 2020, Vox announced it entered into a binding agreement with Sable Metals and Minerals Pty Ltd (“Sable Metals”) pursuant to which Vox would acquire a royalty over a portion of Bushveld Minerals Limited’s Brits Vanadium Project for total consideration of $2,000,000. The transaction closed on December 18, 2020. Vox agreed to pay upfront $500,000 in cash and $250,000 in Common Shares. Two further milestone payments are payable, in cash or Common Shares, at the Company’s election, once certain production tonnage milestones are achieved being (i) $1,000,000 once 210,000t have been mined over a continuous six-month period, and (ii) a further $250,000 once 1,500,000t have been mined over a rolling 3-year time horizon. Sable Metals was issued 140,170 Common Shares for the $250,000 stock portion of the purchase price. Vox used current cash on hand to fund the $500,000 cash consideration payable on closing of the transaction for total upfront consideration of $750,000 in cash and Common Shares.

On November 10, 2020, Vox entered into a binding purchase and sale agreement to acquire the rights to a portfolio of up to eight royalties from Breakwater Resources Ltd. (“Breakwater”) and certain of its wholly-owned affiliates. The transaction closed on January 21, 2021 with Vox acquiring a portfolio of five royalties. Pursuant to the terms of the transaction documents, an affiliate of Breakwater was issued 252,878 Common Shares for the C$725,000 stock portion of the purchase price. The Common Shares were issued at the trailing 30-day volume weighted average price prior to the closing date, being C$2.8670 per Common Share. Vox used current cash on hand to fund the C$400,001 cash consideration payable on closing of the transaction for total consideration of C$1,125,001 in cash and Common Shares.

On October 2, 2020, the Company filed a short form base shelf prospectus with the securities commissions in each of the provinces and territories of Canada, except Québec. The base shelf prospectus allows the Company to offer for sale and issue from time to time common shares, preferred shares, debt securities, warrants, subscription receipts, or any combination thereof, having a total aggregate offering price for such securities, of up to C$200,000,000 (or the equivalent thereof in other currencies) during the 25-month period that such base shelf prospectus, including any amendments thereto, remains effective.

On August 28, 2020, the Company announced that it had retained the services of Independent Trading Group (“ITG”) for market-making services in accordance with Canadian Securities Exchange policies. For the purposes of assisting in maintaining an active and orderly trading in the market of the Company’s securities, ITG has been engaged on an arm’s-length basis to contribute to market liquidity and depth. In consideration for the services provided, the Company paid a monthly fee of C$6,500 out of its cash on hand for an initial three-month term, with a Company option to renew on a month-to-month basis. ITG will not receive any Common Shares or options as compensation for the arrangement and does not hold any interest, directly or indirectly, in the Company or its securities.

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On August 28, 2020, the Company also announced that it had cancelled its agreement with STEMify Limited to purchase a royalty interest in the Saxby gold project as the sale was subject to consent being obtained from the operator and such consent was not received.

On August 24, 2020, the Company announced that it entered into a binding agreement pursuant to which the Company will acquire a royalty on Lipari Mineração Ltda.’s producing Brauna Diamond Mine. Total consideration for the transaction is C$330,000, which was comprised of C$165,000 in cash and C$165,000 in Common Shares. The seller was issued 55,158 Common Shares for the C$165,000 share portion of the consideration.

On August 11, 2020, the Company announced that based on Karora Resources Inc.’s quarterly results press release on August 10, 2020, mining had commenced at the Hidden Secret deposit which is part of the Higginsville Gold Operations and located on tenements associated with the Dry Creek royalty owned by the Company.

On July 10, 2020, the Company announced it entered into a binding agreement pursuant to which the Company will acquire a royalty on Thor’s construction stage Segilola Gold project (the “Segilola Royalty”) for aggregate cash consideration of C$900,000. The transaction closed on September 10, 2020.

On June 30, 2020, the Company announced it entered into a royalty sale and purchase agreement to acquire a royalty on select tenements within Black Cat Syndicate Limited’s advanced exploration stage Bulong Gold Project for aggregate consideration of A$750,000, comprised of A$400,000 in cash and A$350,000 in Common Shares. The seller was issued 99,202 Common Shares for the A$350,000 share portion of the consideration.

On June 16, 2020, the Company announced it entered into a royalty purchase agreement to acquire a 1.5% GRR on the high grade development-stage Uley graphite project held by Quantum Graphite Limited in South Australia for consideration of A$500,000, comprised of A$80,000 in cash and A$420,000 in Common Shares. The seller was issued 58,031 Common Shares for the A$200,000 upfront share portion of the consideration and will be issued a further A$220,000 in Common Shares once commercial production has been achieved at the Uley graphite project.

On June 16, 2020, the Company also announced it had entered into a royalty purchase agreement to acquire a 1.5% NSR royalty covering Strategic Energy Resources Limited’s Saxby Gold Project in Queensland Australia for consideration of A$80,000, comprised of A$50,000 in cash and A$30,000 in Common Shares.

On June 15, 2020, the Company announced the appointment of Mr. Pascal Attard as Chief Financial Officer. Mr. Attard joined the Company with broad experience in accounting and corporate finance, most recently serving as the Chief Financial Officer of Delivra Corp. until November 2019. See “Directors and Officers”.

On May 27, 2020, the Company announced that it entered into a royalty sale and purchase agreement to purchase a royalty on select tenements within RNC Miners’ Higginsville Gold Operations for the aggregate purchase price of A$650,000, comprised of A$350,000 in cash and A$300,000 in Common Shares. The transaction was completed on June 24, 2020. The seller was issued 89,706 Common Shares for the A$300,000 share portion of the consideration.

On May 19, 2020, the Company announced that, pursuant to a business combination agreement dated February 26, 2020 between SilverStream, the Company and AIM3 Merger Sub Cayman Ltd., the Company had closed the reverse take-over transaction between Vox and SilverStream (the “Qualifying Transaction”). In connection with the closing of the Qualifying Transaction, an exchange of shares was completed pursuant to which the SilverStream shareholders received Common Shares in exchange for 100% of the ordinary shares of SilverStream. As a result of the Qualifying Transaction, SilverStream became a wholly-owned subsidiary of the Company.

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On May 1, 2020, SilverStream entered into a royalty sale and purchase agreement with Vox Royalty Australia Pty Ltd. (“Vox Australia”) and Jervois Mining Limited (“Jervois”), pursuant to which Vox Australia purchased from Jervois two royalties for an aggregate purchase price of A$200,000 (the “Jervois Purchase Price”). The Jervois Purchase Price was satisfied by the issuance of 60,680 SilverStream shares. The SilverStream shares were automatically converted into Common Shares on May 19, 2020.

On April 29, 2020, SilverStream entered into a royalty sale and purchase agreement with Vox Australia, Ochre Group Holdings Limited (“Ochre”) and additional parties, pursuant to which Vox Australia purchased from the sellers two royalties for an aggregate purchase price of $1,000,000 (the “Bowdens Purchase Price”). The Bowdens Purchase Price was satisfied by: (i) the issuance of a convertible note (the “Bowdens Note”) by SilverStream, with such Bowdens Note converted into 556,863 SilverStream shares, with such SilverStream shares being automatically converted into Common Shares on May 19, 2020; and (ii) the issuance of 200,000 warrants, each warrant entitling the holder thereof to purchase one Common Share at a price of C$3.00 at anytime on or before April 28, 2022.

On April 29, 2020, the Company entered into a royalty sale and purchase agreement with Vox Australia, Sipa Resources Limited (“Sipa”) and certain subsidiaries of Sipa (together with Sipa, the “Sipa Sellers”), pursuant to which Vox Australia purchased from the Sipa Sellers seven royalties for an aggregate purchase price of A$2,250,000 (the “Sipa Purchase Price”). On May 15, 2020, the Sipa Purchase Price was satisfied by: (i) a cash payment of A$1,000,000; and (ii) the issuance of 379,250 SilverStream shares with a value of A$1,250,000. The SilverStream shares were automatically converted into Common Shares on May 19, 2020.

On April 23, 2020, SilverStream entered into a royalty sale and purchase agreement with Vox Australia and Element 25 Limited (“Element”), pursuant to which Vox Australia purchased from Element three royalties for an aggregate purchase price of A$500,000 (the “Element Purchase Price”). The Element Purchase Price was satisfied by the issuance of 151,700 SilverStream shares. The SilverStream shares were automatically converted into Common Shares on May 19, 2020.

On April 21, 2020, SilverStream entered into a royalty sale and purchase agreement with Vox Australia and Vonex Limited (“Vonex”), pursuant to which Vox Australia purchased from Vonex the Koolyanobbing royalty for an aggregate purchase price of A$2,500,000, including an upfront cash payment paid on May 15, 2020 of A$1,750,000 and cumulative future milestone cash payments of up to A$750,000.

On April 14, 2020, SilverStream entered into a royalty sale and purchase agreement with Vox Australia and Jindalee Resources Limited (“Jindalee”), pursuant to which Vox Australia purchased from Jindalee six royalties for an aggregate purchase price of A$500,000 (the “Jindalee Purchase Price”). The Jindalee Purchase Price was satisfied by: (i) a cash payment of A$250,000; and (ii) the issuance of 84,278 SilverStream shares with a value of A$250,000. The SilverStream shares were automatically converted into Common Shares on May 19, 2020.

On March 31, 2020, SilverStream entered into a royalty sale and purchase agreement with Vox Australia and Nuheara Limited (“Nuheara”), pursuant to which Vox Australia purchased from Nuheara the Mt Ida royalty for an aggregate purchase price of $200,000 (the “Nuheara Purchase Price”). The Nuheara Purchase Price was satisfied by: (i) a cash payment of $100,000; and (ii) the issuance of 46,910 SilverStream shares with a value of $100,000. The SilverStream shares were automatically converted into Common Shares on May 19, 2020.

On March 25, 2020, SilverStream entered into a binding preliminary purchase agreement to acquire the MRO royalty database and Volga royalty for $2,100,000 (“MRO Purchase Price”). The MRO Purchase Price was satisfied by the issuance of 985,110 SilverStream shares. The SilverStream shares were automatically converted into Common Shares on May 19, 2020.

On February 26, 2020, AIM3 Ventures Inc., AIM3 Merger Sub Cayman Ltd., and SilverStream entered into the Business Combination Agreement.

On January 21, 2020 AIM3 Ventures Inc. entered into a letter of intent with SilverStream in connection with the Qualifying Transaction.

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2019 Developments

On September 27, 2019, SilverStream and Titan entered into an agreement pursuant to which Titan agreed to sell to SilverStream two royalties for the same consideration as the payments Titan owed to SilverStream for certain streaming payments.

On March 31, 2019, SilverStream completed a private placement and issued 56,042 SilverStream shares at a price of $1.78 per SilverStream share for gross proceeds of $100,000.

On March 30, 2019, in connection with the settlement of $2,950,000 promissory notes related to a private placement in the year ended December 31, 2015, SilverStream issued 1,190,957 SilverStream shares upon the exercise of 1,190,957 SilverStream warrants at an exercise price of $1.78 per SilverStream share, for total consideration of $2,124,000, which was applied against the amount outstanding under the promissory notes. SilverStream also issued 463,157 SilverStream shares at a price of $1.78 per SilverStream share, for total consideration of $826,000, which was applied against the remaining promissory notes amounts owing.

On January 21, 2019, AIM3 Ventures Inc. entered into a letter of intent with Southern Sun Pharma Inc. in respect of a qualifying transaction. The letter of intent was terminated on January 20, 2020.

On January 19, 2019, SilverStream entered into a royalty sale and purchase agreement with Tectonic Gold Plc (“Tectonic”), pursuant to which SilverStream agreed to purchase the Graphmada royalty for an aggregate purchase price of C$450,000 (the “Graphmada Purchase Price”). The Graphmada Purchase Price had an upfront amount owed of C$250,000 and a future milestone payment. The upfront payment was satisfied by the issuance of a convertible note (the “Graphmada Note”) by SilverStream, with such Graphmada Note converted into 98,039 SilverStream shares, with such SilverStream shares being automatically converted into Common Shares on May 19, 2020.

On January 8, 2019, SilverStream entered into a royalty sale and purchase agreement with Solitario Zinc Corp. (“Solitario”), pursuant to which SilverStream agreed to purchase four royalties for an aggregate purchase price of C$600,000 (the “Solitario Purchase Price”). The Solitario Purchase Price consisted of: (i) an upfront cash payment of C$250,000, and (ii) the issuance of a convertible note (the “Solitario Note”) by SilverStream, with such Solitario Note converted into 137,255 SilverStream shares, with such SilverStream shares being automatically converted into Common Shares on May 19, 2020.

DESCRIPTION OF THE BUSINESS

Vox is a returns focused mining royalty company with a portfolio of 59 royalties and streams spanning eight jurisdictions (Australia, Canada, United States, Brazil, Peru, Mexico, Nigeria and South Africa). The Company was established in 2014 and has since built unique intellectual property, a technically focused transactional team and a global sourcing network that has allowed Vox to target the highest returns on royalty acquisitions in the mining royalty sector. Since the beginning of 2020, Vox has announced over 20 separate transactions to acquire over 50 royalties.

Vox operates a unique business model within the royalty and streaming space which it believes offers it a competitive advantage. Of these advantages, some are inherent to the Company’s business model, such as the diverse approach to finding global royalties providing it with a broader pipeline of opportunities to act on. Other competitive advantages have been strategically built since the Company’s formation, including its 2020 acquisition of Mineral Royalties Partnership Ltd.’s proprietary royalty database of over 8,000 royalties globally (“MRO”). MRO is not commercially available to the Company’s competitors. MRO includes historical transactions benchmarked over a 40-year period and also virtually integrates global mining royalties with mineral deposits and mining claims, which provides the Company with the first-mover advantage to execute bilateral, non-brokered royalty acquisition transactions, which make up the majority of the historical acquisitions of the Company. The Company also has an experienced technical team that consists of mining engineers and geologists who can objectively review the quality of assets and all transaction opportunities, in light of the cyclical nature of mineral prices.

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The Company focuses on accretive acquisitions on a net asset value and cash flow per share basis, with a particular emphasis on return of investment. As at the date hereof, approximately 80% of Company’s royalty and streaming assets by royalty count are located in Australia, Canada and the United States. Further, the Company is prioritizing acquiring royalties on producing or near-term producing assets to complement its high-quality portfolio of exploration and development stage royalties. Specifically, the Company’s portfolio currently includes six producing assets and twenty-three development assets that are in the PEA/PFS/feasibility stage, that have potential to be toll-treated via a nearby mill or that may restart production operations after care and maintenance.

Key growth assets for the Company for the remainder of 2022 and into 2023 include: the Otto Bore royalty and gold project in Western Australia, where operator Northern Star Resources Ltd. commenced production in Q3 2022; the Binduli North gold heap leach project in Western Australia, which officially opened in Q3 2022 and where Vox holds a A$0.50/t royalty over material from the Janet Ivy deposit; the Bulong royalty and gold project in Western Australia, where operator Black Cat Syndicate Limited is guiding towards potential open-pit mining and toll treatment from Q4 2022 onwards from the royalty-linked Myhree deposit; the Pitombeiras royalty and vanadium-titanium project in Brazil, where operator Jangada Mines plc published an updated technical report in Q2 2022 and which Vox management believe may lead to a construction decision in late 2022 or early 2023; and the Brits royalty and vanadium project in South Africa, which is located adjacent to operator Bushveld Minerals Limited’s integrated Vametco facility and which will serve as an alternative source of near surface ore feed for the Vametco Plant. During 2023 and 2024, the Company expects revenue growth to be fueled by: the Bowdens royalty and silver project, with operator Silver Mines Limited expecting development approval in late 2022; the Sulphur Springs royalty and copper-zinc project, where the resource was updated in Q3 2022 and which Vox management believe may lead to a construction decision in late 2023; and the South Railroad royalty and gold project in Nevada, where operator Gold Standard Ventures announced their intention to publish an updated resource in late 2022 and targeting first production in mid-2024.

The following chart sets forth details of the royalty and stream portfolio held by Vox, as of October 25, 2022.

Asset	Royalty Interest	Commodity	Jurisdiction	Stage	Operator
Segilola	1.5% NSR (subject to $3.5M cap)	Gold	Nigeria	Producing	Thor Explorations Ltd.
Janet Ivy	A$0.50/t royalty	Gold	Australia	Producing	Zijin Mining Group Co., Ltd. (Norton Gold Fields Pty Ltd.)
Higginsville (Dry Creek)	A$0.72/gram gold ore milled(1) (effective 0.85% NSR)	Gold	Australia	Producing	Karora Resources Inc.
Wonmunna	1.25% to 1.5% GRR (>A$100/t iron ore)	Iron Ore	Australia	Producing	Mineral Resources Limited
Koolyanobbing (part of Deception & Altair pits)	2.0% FOB Revenue	Iron Ore	Australia	Producing	Mineral Resources Limited

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Asset	Royalty Interest	Commodity	Jurisdiction	Stage	Operator
Brauna	0.5% GRR	Diamonds	Brazil	Producing	Lipari Mineração Ltda.
Mt Ida	1.5% NSR (>10Koz Au production)	Gold	Australia	Development	Aurenne Group Pty Ltd.
Bulong	1.0% NSR	Gold	Australia	Development	Black Cat Syndicate Limited
Otto Bore	2.5% NSR (on cumulative 42,000 – 100,000 oz production)	Gold	Australia	Development	Northern Star Resources Ltd.
South Railroad	0.633% NSR + advance royalty payments	Gold	USA	Development	Gold Standard Ventures Corp.
Bullabulling	A$10/oz gold royalty (>100Koz production)	Gold	Australia	Development	Zijin Mining Group Co., Ltd. (Norton Gold Fields Pty Ltd.)
Lynn Lake (MacLellan)(2)	2.0% GPR (post initial capital recovery)	Gold	Canada	Development	Alamos Gold Inc.
Limpopo (Dwaalkop)	1% GRR	Platinum, palladium, rhodium, gold, copper and nickel	South Africa	Development	Sibanye Stillwater Ltd.
Limpopo (Messina)	0.704% GRR	Platinum, palladium, rhodium, gold, copper and nickel	South Africa	Development	Sibanye Stillwater Ltd.
Goldlund	1.0% NSR	Gold	Canada	Development	Treasury Metals Inc.
El Molino	0.5% NSR	Gold, silver, copper and molybdenum	Peru	Development	China Minmetals/ Jiangxi Copper
British King	1.5% NSR on the first 10,000 oz and 5.25% stream thereafter	Gold	Australia	Development (Care & Maintenance)	Central Iron Ore Ltd
Brightstar Alpha	2% GRR	Gold	Australia	Development (Care & Maintenance)	Brightstar Resources Limited
Bowdens	0.85% GRR	Silver-lead-zinc	Australia	Development	Silver Mines Limited
Pedra Branca	1.0% NSR	Nickel, copper, cobalt, PGM’s, Chrome	Brazil	Development	ValOre Metals Corp.
Pitombeiras	1.0% NSR	Vanadium, Titanium, Iron Ore	Brazil	Development	Jangada Mines plc

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Asset	Royalty Interest	Commodity	Jurisdiction	Stage	Operator
Yellow Giant	Stream on 100% of silver produced on first 6,667 oz monthly, then 50% of monthly silver produced in excess	Silver	Canada	Development (Care & Maintenance)	MCC Canadian Gold Ventures Inc.
Mt. Moss	1.5% NSR	Base metals and silver	Australia	Development (Care & Maintenance)	Mt Moss Mining Pty Ltd.
Uley	1.5% GRR	Graphite	Australia	Development	Quantum Graphite Limited
Sulphur Springs	A$2/t ore PR (A$3.7M royalty cap)	Copper, zinc, lead, silver	Australia	Development	Develop Global Limited
Kangaroo Caves	A$2/t ore PR (40% interest)	Copper, zinc, lead, silver	Australia	Development	Develop Global Limited
Brits(3)	1.75% GSR (or ~C$1.03/tonne annual cap)	Vanadium	South Africa	Development	Bushveld Minerals Limited
Montanore	$0.20/ton	Silver, copper	USA	Development	Hecla Mining Company
Kenbridge	1% NSR (buyback for C$1.5M)	Nickel, copper, cobalt	Canada	Development	Tartisan Nickel Corp.
Ashburton	1.75% GRR (>250K oz)	Gold	Australia	Exploration	Kalamazoo Resources Limited
Beschefer	0.6% NSR (partial buyback)	Gold	Canada	Exploration	Goldseek Resources Inc.
Kelly Well	10% FC (converts to 1% NSR)	Gold	Australia	Exploration	Dacian Gold Limited
New Bore	10% FC (converts to 1% NSR)	Gold	Australia	Exploration	Dacian Gold Limited
Millrose	1.0% GRR	Gold	Australia	Exploration	Jindalee Resources Limited
Kookynie (Melita)	A$1/t ore PR (>650Kt ore mined and treated)	Gold	Australia	Exploration	Genesis Minerals Ltd.
Kookynie (Consolidated Gold)	A$1/t ore PR (with gold grade escalator(4))	Gold	Australia	Exploration	Metalicity Limited
Green Dam	2.0% NSR	Gold	Australia	Exploration	St. Barbara Limited
Holleton	1.0% NSR	Gold	Australia	Exploration	Ramelius Resources Limited
Yamarna	A$7.50/oz discovery payment	Gold	Australia	Exploration	Gold Road Resources Ltd.
West Kundana	Sliding scale 1.5% to 2.5% NSR	Gold	Australia	Exploration	Evolution Mining Ltd
Merlin	0.75% GRR (>250K oz)	Gold	Australia	Exploration	Black Cat Syndicate Limited

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Asset	Royalty Interest	Commodity	Jurisdiction	Stage	Operator
West Malartic (Chibex South)	0.66% NSR	Gold	Canada	Exploration	Agnico Eagle Mines Limited
Bulgera	1% NSR	Gold	Australia	Exploration	Norwest Minerals Limited
Comet Gold	1% NSR	Gold	Australia	Exploration	Accelerate Resources Ltd.
Mount Monger	1% NSR	Gold	Australia	Exploration	Mt Monger Resources Ltd.
Forest Reefs	1.5% NSR	Gold and copper	Australia	Exploration	Newcrest Mining Limited
Montana Assets (Option)	1.5% NSR	Gold, copper	USA	Exploration	Privately held
Mexico Assets	1.0% NSR	Silver, lead, zinc	Mexico	Exploration	Privately held
Barabolar Surrounds	1.0% GRR	Silver-lead-zinc	Australia	Exploration	Silver Mines Limited
Alce	3.0% GRR	Gold, copper	Peru	Exploration	Compania Minera Santa Raquel SAC
Volga	2.0% GRR	Copper	Australia	Exploration	Novel Mining
Thaduna	1.0% NSR	Copper	Australia	Exploration	Sandfire Resources Limited
Glen	0.2% FOB RR	Iron ore	Australia	Exploration	Sinosteel Midwest Corporation
Anthiby Well	0.25% GRR	Iron ore	Australia	Exploration	Hancock Prospecting
Lynn Lake (Nickel)	2% GPR (post initial capital recovery)	Nickel, copper, cobalt	Canada	Exploration	Corazon Mining Ltd.
Phoebe	3% GRR	Gold, silver, copper	Peru	Exploration	Titan Minerals Ltd.
Cart	3% GRR	Gold, silver, copper	Peru	Exploration	Titan Minerals Ltd.
Jaw	3% GRR	Gold, silver, copper	Peru	Exploration	Titan Minerals Ltd.
Colossus	3% GRR	Gold, silver, copper	Peru	Exploration	Titan Minerals Ltd.

Notes:

(1) Royalty rate per gram of gold = A$0.12 x (price of gold per gram at Perth Mint / A$14) = A$0.65/gram gold ore milled, as at Jun2022.

(2) Covers only a portion of the MacLellan deposit and not all reserves disclosed by Alamos Gold Inc.

(3) Covers the Uitvalgrond Portion 3 of the Brits project and not all reserves disclosed by Bushveld Minerals Limited.

(4) Royalty = A$1 / Tonne (for each Ore Reserve with a gold grade <= 5g/t Au), for grades > 5g/t Au royalty = ((Ore grade per Tonne – 5) x 0.5)+1)

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The following map shows the geographic location of the projects underlying the Company’s royalties and streams and the stage of the underlying projects.

Competitive Conditions

The Company competes with other companies to identify suitable streams and royalty opportunities. The Company will also compete with companies that provide financing to mining companies. The ability of the Company to acquire additional streams and royalty opportunities in the future will depend on its ability to select suitable properties and to enter into similar streams and royalty agreements. See “Risk Factors”.

Operations

Components

Vox expects to continue to acquire royalties or streams as previously described under the heading “Description of the Business”.

Employees

At the end of the most recently completed financial year, the Company and its subsidiaries had 6 employees.

Foreign Interests

The Company expects to receive payments under its royalty agreements across several jurisdictions, including Australia, Canada, Peru, Brazil, Mexico, the United States, Nigeria and South Africa. Any changes in legislation, regulations or shifts in political attitudes in such countries are beyond the control of the Company and may adversely affect its business. The Company may be affected in varying degrees by such factors as government legislation and regulations (or changes thereto) with respect to the restrictions on production, export controls, income and other taxes, expropriation of property, repatriation of profits, environmental legislation, land use, water use, land claims of local people and mine safety. The effect of these factors cannot be accurately predicted. See “Risk Factors”.

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RISK FACTORS

The operations of the Company are speculative due to the nature of its business which is principally the investment in streams, royalties and other metals interests. These risk factors could materially affect the Company’s future operating results and could cause actual events to differ materially from those described in forward-looking statements relating to the Company. The risks described herein are not the only risks facing the Company. Additional risks and uncertainties not currently known to the Company, or that the Company currently deems immaterial, may also materially and adversely affect its business.

Global financial conditions

Global financial conditions can be volatile. Financial markets historically at times experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of companies and that have often been unrelated to the operating performance, underlying asset values or prospects of such companies. In particular, the conflict between Russia and Ukraine and any restrictive actions that are or may be taken by Canada, the U.S., and other countries in response thereto, such as sanctions or export controls, could have potential negative implications to the financial markets. Accordingly, the market price of Vox’s Common Shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue, the Company’s operations could be adversely impacted, and the trading price of its Common Shares may be materially adversely affected.

Market events and conditions, including the disruptions in the international credit markets and other financial systems, along with falling currency prices expressed in United States dollars can result in commodity prices remaining volatile. These conditions can cause a loss of confidence in global credit markets resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, tighter regulations, less liquidity, widening credit spreads, less price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks and investment banks, insurers and other financial institutions caused the broader credit markets to be volatile and interest rates to remain at historical lows. These events can be illustrative of the effect that events beyond the Company’s control may have on commodity prices, demand for metals, including gold, silver, copper, lead and zinc, availability of credit, investor confidence, and general financial market liquidity, all of which may adversely affect the Company’s business.

Access to additional sources of capital, including conducting public financings, can be negatively impacted by disruptions in the international credit markets and the financial systems of other countries, as well as concerns over global growth rates. These factors could impact the ability of Vox to obtain both debt and equity financing in the future and, if obtained, on terms favourable to Vox. Increased levels of volatility and market turmoil can adversely impact the operations of Vox and the value and price of Common Shares of the Company could be adversely affected.

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Dependence on third party operators

The Company is not and will not be directly involved in the exploration, development and production of minerals from, or the continued operation of, the mineral projects underlying the royalties or streams that are or may be held by the Company. The exploration, development and operation of such properties is determined and carried out by third party owners and operators thereof and any revenue that may be derived from the Company’s asset portfolio will be based on production by such owners and operators. Third party owners and operators will generally have the power to determine the manner in which the properties are exploited, including decisions regarding feasibility, exploration and development of such properties or decisions to commence, continue or reduce, or suspend or discontinue production from a property. The interests of third party owners and operators and those of the Company may not always be aligned. As an example, it will usually be in the interest of the Company to advance development and production on properties as rapidly as possible, in order to maximize near-term cash flow, while third party owners and operators may take a more cautious approach to development, as they are exposed to risk on the cost of exploration, development and operations. Likewise, it may be in the interest of owners and operators to invest in the development of, and emphasize production from, projects or areas of a project that are not subject to royalties, streams or similar interests that are or may be held by the Company. The inability of the Company to control or influence the exploration, development or operations for the properties in which the Company holds or may hold royalties or streams may have a material adverse effect on the Company’s business, results of operations and financial condition. In addition, the owners or operators may: take action contrary to the Company’s policies or objectives; be unable or unwilling to fulfill their obligations under their agreements with the Company; or experience financial, operational or other difficulties, including insolvency, which could limit the owner or operator’s ability to advance such properties or perform its obligations under arrangements with the Company.

The Company may not be entitled to any compensation if the properties in which it holds or may hold royalties or streams discontinue exploration, development or operations on a temporary or permanent basis.

The owners or operators of the projects in which the Company holds an interest may, from time to time, announce transactions, including the sale or transfer of the projects or of the operator itself, over which the Company has little or no control. If such transactions are completed, it may result in a new operator, which may or may not explore, develop or operate the project in a similar manner to the current operator, which may have a material adverse effect on the Company’s business, results of operations and financial condition. The effect of any such transaction on the Company may be difficult or impossible to predict.

Royalties, streams and similar interests may not be honoured by operators of a project

Royalties and streams are typically contractually based. Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects.

Non-performance by the Company’s counterparties may occur if such counterparties find themselves unable to honour their contractual commitments due to financial distress or other reasons. In such circumstances, the Company may not be able to secure similar agreements on as competitive terms or at all. No assurance can be given that the Company’s financial results will not be adversely affected by the failure of a counterparty or counterparties to fulfil their contractual obligations in the future. Such failure could have a material adverse effect on the Company’s business, results of operations and financial condition.

To the extent grantors of royalties or streams that are or may be held by the Company do not abide by their contractual obligations, the Company may be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and, as with all litigation, no guarantee of success can be made. Should any such decision be determined adversely to the Company, it may have a material adverse effect on the Company’s business, results of operations and financial condition.

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Limited or no access to data or the operations underlying its interests

The Company is not, and will not be, the owner or operator of any of the properties underlying its current or future royalties or streams and has no input in the exploration, development or operation of such properties. Consequently, the Company has limited or no access to related exploration, development or operational data or to the properties themselves. This could affect the Company’s ability to assess the value of a royalty or similar interest. This could also result in delays in cash flow from that anticipated by the Company, based on the stage of development of the properties underlying its royalties and similar interests. The Company’s entitlement to payments in relation to such interests may be calculated by the royalty payors in a manner different from the Company’s projections and the Company may not have rights of audit with respect to such interests. In addition, some royalties, streams or similar interests may be subject to confidentiality arrangements that govern the disclosure of information with regard to such interests and, as a result, the Company may not be in a position to publicly disclose related non-public information. The limited access to data and disclosure regarding the exploration, development and production of minerals from, or the continued operation of, the properties in which the Company has an interest may restrict the Company’s ability to assess value, which may have a material adverse effect on the Company’s business, results of operations and financial condition. The Company attempts to mitigate this risk by leveraging the proprietary database previously held by MRO, which was acquired by Vox in 2020. MRO was a specialist royalty advisory firm with extensive experience in royalty due diligence, sale processes and principal investment. The MRO team have collectively been involved in over $1 billion of royalty transactions across hundreds of royalty agreements over the past 20 years and have historically held senior exploration and commercial roles at major mining companies and financial institutions. In addition, the Company also plans to cultivate close working relationships with carefully selected owners, operators and counterparties in order to encourage information sharing to supplement the historical data and expert analyses provided by the management team formerly with MRO.

Risks faced by owners and operators

To the extent that they relate to the exploration, development and production of minerals from, or the continued operation of, the properties in which the Company holds or may hold royalties, streams or similar interests, the Company will be subject to the risk factors applicable to the owners and operators of such mines or projects.

Mineral exploration, development and production generally involves a high degree of risk. Such operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of metals, including weather related events, unusual and unexpected geology formations, seismic activity, environmental hazards and the discharge of toxic chemicals, explosions and other conditions involved in the drilling, blasting and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to property, injury or loss of life, environmental damage, work stoppages, delays in exploration, development and production, increased production costs and possible legal liability. Any of these hazards and risks and other acts of God could shut down such activities temporarily or permanently. Mineral exploration, development and production is subject to hazards such as equipment failure or failure of retaining dams around tailings disposal areas, which may result in environmental pollution and consequent liability for the owners or operators thereof. The exploration for, and development, mining and processing of, mineral deposits involves significant risks that even a combination of careful evaluation, experience and knowledge may not eliminate.

The Company currently has royalty interests in various exploration-stage projects. While the discovery of mineral deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenditures may be required to locate and establish mineral reserves, to develop metallurgical processes and to construct mining and processing facilities at a particular site. It is impossible to ensure that exploration or development programs planned by the owners or operators of the properties underlying royalties or streams that are or may be held by the Company will result in profitable commercial mining operations. Whether a mineral deposit will be commercially viable depends on a number of factors, including cash costs associated with extraction and processing; the particular attributes of the deposit, such as size, grade and proximity to infrastructure; mineral prices, which are highly cyclical; government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection; and political stability. The exact effect of these factors cannot be accurately predicted but the combination of these factors may result in one or more of the properties underlying the Company’s current or future interests not receiving an adequate return on invested capital. Accordingly, there can be no assurance the properties underlying the Company’s interests will be brought into a state of commercial production.

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Risks related to mineral reserves and resources

The mineral reserves and resources on properties underlying the royalties, streams or similar interests that may or will be held by the Company are estimates only, and no assurance can be given that the estimated reserves and resources are accurate or that the indicated level of minerals will be produced. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted by the owners or operators of the properties. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change. Market price fluctuations of commodities, as well as increased production and capital costs or reduced recovery rates, may render the proven and probable reserves on properties underlying the royalties, streams or similar interests that are or may be held by the Company unprofitable to develop at a particular site or sites for periods of time or may render reserves containing relatively lower grade mineralization uneconomic. Moreover, short-term operating factors relating to the reserves, such as the need for the orderly development of ore bodies or the processing of new or different ore grades, may cause reserves to be reduced or not extracted. Estimated reserves may have to be recalculated based on actual production experience. The economic viability of a mineral deposit may also be impacted by other attributes of a particular deposit, such as size, grade and proximity to infrastructure; by governmental regulations and policy relating to price, taxes, royalties, land tenure, land use permitting, the import and export of minerals and environmental protection; and by political and economic stability.

Resource estimates in particular must be considered with caution. Resource estimates for properties that have not commenced production are based, in many instances, on limited and widely spaced drill holes or other limited information, which is not necessarily indicative of the conditions between and around drill holes. Such resource estimates may require revision as more drilling or other exploration information becomes available or as actual production experience is gained. Further, resources may not have demonstrated economic viability and may never be extracted by the operator of a property. It should not be assumed that any part or all of the mineral resources on properties underlying the royalties, streams or similar interests that are or may be held by the Company constitute or will be converted into reserves. Any of the foregoing factors may require operators to reduce their reserves and resources, which may have a material adverse effect on the Company’s business, results of operations and financial condition.

Dependence on future payments from owners and operators

The Company will be dependent to a large extent on the financial viability and operational effectiveness of owners and operators of the properties underlying the royalties or streams that are or may be held by the Company. Payments from production generally flow through the operator and there is a risk of delay and additional expense in receiving such revenues. Payments may be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, recovery by the operators of expenses, the establishment by the operators of mineral reserves for such expenses or the bankruptcy, insolvency or other adverse financial condition of the operator. The Company’s rights to payment under royalties and similar interests must, in most cases, be enforced by contract without the protection of a security interest over property that the Company could readily liquidate. This inhibits the Company’s ability to collect outstanding royalties in the event of a default. In the event of a bankruptcy, insolvency or other arrangement of an operator or owner, the Company will be treated like any other unsecured creditor, and therefore have a limited prospect for full recovery of royalty or similar revenue.

Security over underlying assets

There is no guarantee that the Company will be able to effectively enforce any guarantees, indemnities or other security interests it may have. Should a bankruptcy or other similar event occur that precludes a counterparty from performing its obligations under an agreement with the Company, the Company would have to enforce its security interest. In the event that the counterparty has insufficient assets to pay its liabilities, it is possible that other liabilities will be satisfied prior to the liabilities owed to the Company. In addition, bankruptcy or other similar proceedings are often a complex and lengthy process, the outcome of which may be uncertain and could result in a material adverse effect on the Company.

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In addition, because the counterparty may be owned and operated by foreign affiliates, the Company’s security interests may be subject to enforcement and insolvency laws of foreign jurisdictions that vary significantly, and the Company’s security interests may not be enforceable as anticipated. Further, there can be no assurance that any judgments obtained in any local court will be enforceable in those jurisdictions. If the Company is unable to enforce its security interests, there may be a material adverse effect on the Company.

Unknown defects and impairments

A defect in any business arrangement may arise to defeat or impair the claim of the Company to such transaction, which may have a material adverse effect on the Company. It is possible that material changes could occur that may adversely affect management’s estimate of the recoverable amount for any agreement the Company enters into. Impairment estimates, based on applicable key assumptions and sensitivity analysis, will be based on management’s best knowledge of the amounts, events or actions at such time, and the actual future outcomes may differ from any estimates that are provided by the Company. Any impairment charges on the Company’s carrying value of business arrangements could have a material adverse effect on the Company.

Commodities price risk

The revenue derived by the Company from its asset portfolio will be significantly affected by changes in the market price of the minerals underlying each of its royalty and streaming assets. Mineral prices fluctuate on a daily basis and are affected by numerous factors beyond the control of the Company, including levels of supply and demand or industrial development levels. While the Company plans to mitigate this risk by diversifying the underlying commodities in its portfolio of royalties and streams, macro-level factors such as inflation and the level of interest rates, the strength of the U.S. dollar and geopolitical events in significant mining countries will impact mining and minerals industries overall. The conflict between Russia and Ukraine and any restrictive actions that are or may be taken by Canada, the U.S., and other countries in response thereto, such as sanctions or export controls, could have potential negative impacts on commodity prices. External economic factors are, in turn, influenced by changes in international investment patterns, monetary systems and political developments. Each of the minerals underlying the future portfolio of the Company is a commodity, and is by its nature subject to wide price fluctuations and future material price declines could result in a decrease in revenue or, in the case of severe declines that cause a suspension or termination of production by relevant operators, a complete cessation of revenue from royalties, streams or similar interests that the Company may hold. Any such price decline may have a material adverse effect on the Company’s business, results of operations and financial condition.

Acquisition strategy

As part of the Company’s business strategy, it will seek to purchase a diversity of royalties, streams or similar interests from third party mining companies and others. In pursuit of such opportunities, the Company may fail to select appropriate acquisition targets or negotiate acceptable arrangements, including arrangements to finance acquisitions. The Company cannot ensure that it can complete any acquisition, transaction or business arrangement that it pursues, or is pursuing, on favourable terms or at all, or that any acquisition, transaction or business arrangement completed will ultimately benefit the Company. The Company will seek to mitigate this risk by utilizing the MRO database.

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Costs may influence return to the Company

Net profit royalties and similar interests allow the operator to account for the effect of prevailing cost pressures on the project before calculating a royalty. These cost pressures typically include costs of labour, equipment, electricity, environmental compliance, and numerous other capital, operating and production inputs. Such costs will fluctuate in ways the Company will not be able to predict, will be beyond the control of Company and can have a dramatic effect on the revenue payable on these royalties and similar interests. Any increase in the costs incurred by operators on applicable properties will likely result in a decline in the royalty revenue received by the Company. This, in turn, will affect overall revenue generated by the Company, which may have a material adverse effect on its business, results of operations and financial condition.

Compliance with laws

The Company’s, owners’ and operators’ operations will be subject to various laws, regulations and guidelines. The Company will endeavour to and cause its counterparties to comply with all relevant laws, regulations and guidelines. However, there is a risk that the Company’s and its counterparties’ interpretation of laws, regulations and guidelines, including applicable stock exchange rules and regulations, may differ from those of others, and the Company’s and its counterparties’ operations may not be in compliance with such laws, regulations and guidelines. In addition, achievement of the Company’s business objectives is contingent, in part, upon compliance with regulatory requirements enacted by governmental authorities and, where necessary, obtaining regulatory approvals. The impact of regulatory compliance regimes, any delays in obtaining, or failure to obtain regulatory approvals required by the Company or its counterparties may significantly delay or impact the development of the Company’s business and operations, and could have a material adverse effect on the business, results of operations and financial condition of the Company. Any potential non-compliance could cause the business, financial condition and results of the operations of the Company to be adversely affected. Further, any amendment to the applicable rules and regulations governing the activities of the Company and its counterparties may cause adverse effects to the Company’s operations.

The introduction of new tax laws, regulations or rules, or changes to, or differing interpretation of, or application of, existing tax laws, regulations or rules in any of the countries in which the Company may operate could result in an increase in the Company’s taxes payable, or other governmental charges, duties or impositions. No assurance can be given that new tax laws, regulations or rules will not be enacted or that existing tax laws, regulations or rules will not be changed, interpreted or applied in a manner which could result in the Company’s profits being subject to additional taxation or which could otherwise have a material adverse effect on the Company.

Due to the complexity and nature of the Company’s operations, various tax matters may be outstanding from time to time. If the Company is unable to resolve any of these matters favourably, there may be a material adverse effect on the Company.

Anti-bribery and anti-corruption laws

The Company is subject to certain anti-bribery and anti-corruption laws, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corruption Practices Act (United States). Failure to comply with these laws could subject the Company to, among other things, reputational damage, civil or criminal penalties, other remedial measures and legal expenses, which may have a material adverse effect on the Company’s business, results of operations and financial condition. It may not be possible for the Company to ensure compliance with anti-bribery and anti-corruption laws in every jurisdiction in which its employees, agents or sub-contractors are located or may be located in the future.

In recent years, there has been a general increase in both the frequency of enforcement and the severity of penalties under anti-bribery and anti-corruption laws, resulting in greater scrutiny and punishment of companies convicted of violating such laws. Furthermore, a company may be found liable for violations by not only its employees, but also by its contractors and third-party agents. If the Company is the subject of an enforcement action or is otherwise in violation of such laws, it may result in significant penalties, fines and/or sanctions imposed on the Company, which may have a material adverse effect on the Company’s business, results of operations and financial condition.

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Rights of third parties

Some royalty, stream and similar interests that are or may be held by the Company may be subject to buy-down right provisions, pursuant to which an operator may buy-back all or a portion of the stream or royalty; pre-emptive rights, pursuant to which parties have the right of first refusal or first offer with respect to a proposed sale or assignment of the stream or royalty; or claw back rights, pursuant to which the seller of a stream or royalty has the right to re-acquire the stream or royalty. The exercise of any such rights by the holders thereof may adversely affect the value of the applicable royalty, stream or similar interest of the Company.

Public health crises, including the COVID-19 pandemic, may significantly impact Vox

Vox’s business, operations and financial condition could be materially adversely affected by public health crises, including epidemics, pandemics and or other health crises, such as the outbreak of COVID-19. The current COVID-19 global health pandemic is significantly impacting the global economy and commodity and financial markets. The full extent and impact of the COVID-19 pandemic is unknown and to date has included extreme volatility in financial markets, a slowdown in economic activity, extreme volatility in commodity prices (including precious metals) and has raised the prospect of a global recession. The international response to COVID-19 has led to significant restrictions on travel, temporary business closures, quarantines, global stock market volatility and a general reduction in consumer activity, globally. Public health crises, such as the COVID-19 outbreak, can result in operating, supply chain and project development delays that can materially adversely affect the operations of third parties in which Vox has an interest. Mining operations in which Vox holds an interest could be suspended for precautionary purposes or as governments declare states of emergency or other actions are taken in an effort to combat the spread of COVID-19. If the operation or development of one or more of the properties in which Vox holds a royalty, stream or other interest and from which it receives or expects to receive significant revenue is suspended, it may have a material adverse impact on Vox’s profitability, results of operations, financial condition and the trading price of Vox’s securities. The risks to Vox’s business include without limitation, the risk of breach of material contracts and customer agreements, employee health, workforce productivity, increased insurance premiums, limitations on travel, the availability of industry experts and personnel, prolonged restrictive measures put in place in order to control an outbreak of contagious disease or other adverse public health developments globally and other factors that will depend on future developments beyond Vox’s control, which may have a material and adverse effect on Vox’s business, financial condition and results of operations. In addition, Vox may experience business interruptions as a result of suspended or reduced operations at the mines in which Vox has an interest, relating to the COVID-19 outbreak or such other events that are beyond the control of Vox, which could in turn have a material adverse impact on Vox’s business, operating results, financial condition and the market for its securities. As at the date of this Prospectus, the duration of any business disruptions and related financial impact of the COVID-19 outbreak cannot be reasonably estimated. It is unknown whether and how Vox may be affected if such pandemic, such as the COVID-19 outbreak, persists for an extended period of time.

Future financing requirements

There can be no assurance that Vox will be able to obtain adequate financing in the future or that the terms of such financing will be favourable. Failure to obtain such additional financing could impede the funding obligations of Vox, or result in delay or postponement of further business activities which may result in a material and adverse effect on the Company’s profitability, results of operations and financial condition. Vox may require new capital to continue to grow its business and there are no assurances that capital will be available when needed, if at all. It is likely that, at least to some extent, such additional capital will be raised through the issuance of additional equity, which could result in dilution to shareholders.

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Risks related to foreign jurisdictions and emerging markets

The majority of the properties on which Vox holds royalties or streams are located outside of Canada. The exploration, development and production of minerals from, or the continued operation of, these properties by their owners and operators are subject to the risks normally associated with conducting business in foreign countries. These risks include, depending on the country, nationalization and expropriation, social unrest and political instability, less developed legal and regulatory systems, uncertainties in perfecting mineral titles, trade barriers, exchange controls and material changes in taxation. These risks may, among other things, limit or disrupt the ownership, development or operation of properties, mines or projects in respect of which the royalties or streams that may be held by the Company, restrict the movement of funds, or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation.

The Company’s plan is to apply various methods, including utilizing the data it will have available from the MRO database, where practicable, to identify, assess and, where possible, mitigate these risks prior to entering into agreements to acquire royalties or streams. Such methods generally include conducting due diligence on the political, social, legal and regulatory systems and on the ownership, title and regulatory compliance of the properties subject to the royalties, streams or similar interests; engaging experienced local counsel and other advisors in the applicable jurisdiction; and negotiating where possible so that the applicable acquisition agreement contains appropriate protections, representations and/or warranties, in each case as the Company deems necessary or appropriate in the circumstances, all applied on a risk-adjusted basis. Notwithstanding all of the foregoing, there can be no assurance, however, that the Company will be able to identify or mitigate all risks relating to holding royalties, streams or similar interests in respect of properties, mines and projects located in foreign jurisdictions (including emerging markets), and the occurrence of any of the factors and uncertainties described above could have a material adverse effect on the Company’s business, results of operations and financial condition.

Foreign currency risks

While the Company reports its financial results in United States dollars, the Company’s investments are in other currencies and many of its royalty interests are denominated and payable in other currencies. Accordingly, the Company is exposed to foreign currency fluctuations. The Company does not currently enter into any derivative contracts to reduce this exposure.

Competition

There is potential that the Company and its counterparties will face competition from other companies, some of which can be expected to have longer operating histories and greater financial resources. The Company may be at a competitive disadvantage in acquiring additional interests, whether by way of royalty, stream or other form of investment, against these competitors. There can be no assurance that the Company will be able to compete successfully against other companies in acquiring additional royalties, streams or similar interests. In addition, the Company may be unable to acquire royalties, streams or similar interests at acceptable valuations, which may have a material adverse effect on the Company’s business, results of operations and financial condition.

Key employee attraction and retention

The Company’s success is highly dependent on the retention of key personnel who possess specialized expertise and are well versed in the natural resource and finance sectors. The availability of persons with the necessary skills to execute the Company’s business strategy is very limited and competition for such persons is intense. As the Company’s business activity grows, additional key financial and administrative personnel, as well as additional staff, may be required. Although the Company believes it will be successful in attracting, training and retaining qualified personnel, there can be no assurance of such success. If the Company is not successful in attracting, training and retaining qualified personnel, the efficiency of its operations may be affected.

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Conflicts of interest

The Company may be subject to various potential conflicts of interest because of the fact that some of its officers, directors and consultants may be engaged in a range of business activities, including certain officers, directors and consultants that provide services to other companies involved in natural resources investment, exploration, development and production. The Company’s executive officers, directors and consultants may devote time to their outside business interests, so long as such activities do not materially or adversely interfere with their duties to the Company. In some cases, the Company’s executive officers, directors and consultants may have fiduciary obligations associated with these business interests that interfere with their ability to devote time to the Company’s business and affairs and that could adversely affect the Company’s operations. These business interests could require significant time and attention of the Company’s executive officers, directors and consultants.

In addition, the Company may also become involved in other transactions which conflict with the interests of its directors, officers and consultants who may from time to time deal with persons, firms, institutions or corporations with which the Company may be dealing, or which may be seeking investments similar to those desired by it. The interests of these persons could conflict with those of the Company. In addition, from time to time, these persons may be competing with the Company for available investment opportunities. Conflicts of interest, if any, will be subject to the procedures and remedies provided under applicable laws. In particular, in the event that such a conflict of interest arises at a meeting of the Company’s directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In accordance with applicable laws, the directors of the Company are required to act honestly, in good faith and in the best interests of the Company.

Litigation risks

The Company may become party to legal claims or disputes with royalty payors arising in the ordinary course of business. There can be no assurance that any such legal claims or disputes will not result in significant costs to the Company and difficulties enforcing its contractual rights. In addition, potential litigation may arise on a property underlying the royalties or streams that are or may be held by the Company. As a royalty or stream holder, the Company will not generally have any influence on the litigation and will not generally have any access to data. Any such litigation that inhibits the exploration, development and production of minerals from, or the continued operation of, a property underlying the royalties or streams that are or may be held by the Company could have a material adverse effect on the Company’s business, results of operations and financial condition.

Dividend policy

The declaration, timing, amount and payment of dividends are at the discretion of the Board of Directors and will depend upon the Company’s future earnings, cash flows, acquisition capital requirements and financial condition, and other relevant factors. There can be no assurance that the Company will declare a dividend on a quarterly, annual or other basis.

Risks relating to the enforcement of judgments

A majority of the Company’s assets are located outside of Canada. Accordingly, it may be difficult for investors to enforce within Canada any judgments obtained against the Company, including judgments predicated upon the civil liability provisions of applicable Canadian securities laws. Consequently, investors may be effectively prevented from pursuing remedies against the Company under Canadian securities laws or otherwise.

Two of the Company’s directors and two of its officers are not citizens or residents of Canada and substantially all of the assets of these persons are located outside of Canada. It may not be possible for shareholders to effect service of process against the Company’s directors and officers who are not resident in Canada. In the event a judgment is obtained in a Canadian court against one or more of our directors or officers for violations of Canadian securities laws or otherwise, it may not be possible to enforce such judgment against those directors and officers not resident in Canada. Additionally, it may be difficult for an investor, or any other person or entity, to assert Canadian securities law claims or otherwise in original actions instituted outside Canada. Courts in other jurisdictions may refuse to hear a claim based on a violation of Canadian securities laws or otherwise on the grounds that such jurisdiction is not the most appropriate forum to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the local law, and not Canadian law, is applicable to the claim. If Canadian law is found to be applicable, the content of applicable Canadian law must be proven as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by foreign law.

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Further, some of the Company’s assets are located in emerging and developing markets and the Company may encounter difficulties enforcing judgments, whether domestic or foreign in these jurisdictions. With respect to the Segilola Royalty located in Nigeria, Nigeria is not party to any bilateral or multilateral convention on the recognition and enforcement of judgments, instead the enforcement of foreign judgments is governed by two domestic statutes. While Nigeria has a fairly robust legal regime for the enforcement of foreign judgments, the Company may encounter difficulties registering foreign judgments for enforcement, potentially limiting its ability to enforce such judgments. In order to mitigate these risks, the Company has retained local counsel in Nigeria to assist with navigating the legal system in this jurisdiction.

MATERIAL ROYALTY – WONMUNNA IRON ORE PROJECT

Within the Company’s portfolio of royalties and streams, there is one royalty which is material to the Company, being the Wonmunna royalty.

A technical report was prepared for the Company in accordance with National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”) entitled “NI 43-101 Technical Report, Wonmunna Iron Ore Mine, Western Australia, Australia” with an effective date of August 10, 2022 (the “Wonmunna Technical Report”) which report is incorporated by reference herein.

The following description of the Wonmunna project has been sourced from the Wonmunna Technical Report and readers are encouraged to read the Wonmunna Technical Report in full. The Wonmunna Technical Report is available for review under Vox’s profile on the SEDAR website located at www.sedar.com.

Property Description and Location

The Wonmunna Mine is located 80km north-west of Newman, and 375km south of Port Hedland in the Eastern Pilbara of Western Australia. The Wonmunna Mine comprises four primary direct shipping iron ore deposits: North Marra Mamba (“NMM”), Central Marra Mamba (“CMM”), East Marra Mamba (“EMM”) and South Marra Mamba (“SMM”). These deposits are located in mining leases M47/1423-1425 within the larger exploration licence E46/1137 area. The mining leases are valid until April 29, 2033.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Wonmunna Mine is accessed using the Great Northern Highway along the 80km section north-west of the town of Newman. The last 10km to the mine site is reached using unsealed roads.

The population of the Pilbara is approximately 45,000. The major population centres are Port Hedland/South Hedland, Karratha, Newman, Tom Price, Paraburdoo and Roebourne. There are several small Aboriginal communities scattered across the region.

The Pilbara region has two climatic zones. A hot humid summer with a warm winter, and a hot dry summer with a mild winter. The climate is semi-desert tropical, with an average rainfall of 300mm. Average temperatures in summer range between 23 to 39.5 degrees, and in winter 6 to 25 degrees. The area is susceptible to drought conditions. The Wonmunna Mine is located within the Hammersley subregion of the Pilbara Interim Biogeographical Regionalisation of Australia (IBRA) bioregion. The central Pilbara region is dominated by the Hammersley Plateau which rises from 450m to 750m with hills to 900m and peaks to 1,250m elevation. Differential erosion on the plateau has created spectacular gorges in places.

The regional vegetation system in the district is dominated by tree-steppe and shrubsteppe communities with Eucalyptus trees and Acacia shrubs. The valleys are dominated by Mulga communities and a range of grass species.

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History and Exploration

Exploration in the Wonmunna Mine area dates back to the 1960’s, with several companies exploring a variety of prospects for base metal mineralisation. Talisman Mining Limited (“Talisman”) was granted exploration licence E47/1137 in 2004 and focused initially on targeting Cu/Zn/Ag mineralisation. Talisman changed their focus in 2007 to evaluate the iron ore potential.

In 2009, Talisman completed resource definition reverse circulation drilling of the Marra Mamba Iron Formation at the NMM, CMM and SMM prospects. A total of 600 reverse circulation boreholes (29,865m) were drilled.

An inferred mineral resource was estimated by the Quantitative Group in 2009 based on Talisman’s drilling results. Using a 50% cut off grade they estimated 78.3Mt at 56% Fe and with 60% cut off grade, 10.0Mt at 61.3% Fe.

In January 2010, Rico Resources Limited (“Rico”) purchased the iron ore assets of Talisman for $43.7 million in cash and shares, and commenced a large drilling program to better define the mineral resources on site. A total of 626 reverse circulation boreholes (26,511m) and 6 diamond boreholes (356m) were drilled at the NMM and CMM deposits.

The resource estimate was updated by Coffey Mining in 2012 using Rico’s drill results. On the 21st of March 2014, Coffey Mining reported an increase to 84.3 Mt @ 56.5% Fe and 13.5 Mt @ 61% Fe using cut-off grades of 50% and 60%, respectively.

Geological Setting, Mineralization and Deposit Types

The Wonmunna Mine is situated within the Hamersley Basin in the West Pilbara Mineral Field. The tenement area is positioned in the hinge zone of a major regional anticline, the Wonmunna Anticline, which has exposed older Fortescue Group sediments and volcanics in an area otherwise uniformly underlain by Hamersley Group sediments.

The Wonmunna ore body comprises banded iron formation (“BIF”) associated with the Marra Mamba Iron Formation. The orebodies occur as remnant synclinal keels, conformably overlying shales of the Jeerinah Formation. Most of the mineralisation is described as bedded goethite and haematite enrichment of the Nammuldi Member BIF, the lower-most member of the Marra Mamba Formation. The mineralisation is primarily the result of supergene enrichment.

Drilling, Sample and Data Validation

MRL reported in April 2021 that they were carrying out 12,000m of resource definition drilling at Wonmunna. Results of this drilling program are yet to be disclosed as at the date of the Wonmunna Technical Report.

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Mineral Resource Estimate

The following section is an excerpt from the MRL’s Quarterly Exploration and Mining Activities Report announced on October 23, 2020 and the resource and reserve estimates have been extracted from the Wonmunna Maiden Ore Reserve Estimate as announced by Ascot Resources Limited (“Ascot”) in 2015.

The mineral resources at Wonmunna are hosted within four primary deposits, NMM, CMM, SMM and EMM. The indicated and Inferred JORC (2012) compliant resource that sit within these four deposits is estimated at a combined total of 84.3 Mt @ 56.5% Fe.

Wonmunna’s JORC (2012) compliant Probable Reserve estimate is focused on the initial mining areas at CMM and NMM. The total reported Ore Reserve estimate as at February 2015 is 28.86 Mt @ 58% Fe.

In 2020, MRL started construction on Wonmunna’s development to deliver a 5Mtpa – 10Mtpa iron ore operation, with first production achieved in March 2021.

Financial modelling completed by Ascot confirmed that the project is economically viable under 2015 assumptions. In the opinion of the Qualified Persons, cost assumptions and modifying factors applied in the process of estimation are reasonable.

The proposed mine design (Section 2.1) is considered to provide the basis of a technically and economically viable project and the proposed mine plan is technically achievable. All proposals for the operational phase involve the application of conventional technology which is widely utilized in Western Australia.

DIVIDENDS

The Company declared an inaugural quarterly dividend of $0.01 per Common Share on September 20, 2022, payable to shareholders of record on October 21, 2022 with a payment date of November 4, 2022. Any determination to pay any future quarterly dividends will remain at the discretion of the Company’s Board of Directors and will be made taking into account relevant factors, including but not limited to, the Company’s financial condition, capital allocation framework, profitability, cash flow, legal requirements, and other factors deemed relevant by the Board of Directors. See “Risk Factors – Dividend Policy”.

DESCRIPTION OF CAPITAL STRUCTURE

Common Shares

Vox is authorized to issue an unlimited number of common shares. As at October 25, 2022, there were 44,593,950 Common Shares issued and outstanding. All rights and restrictions in respect of the Common Shares are set out in the Company’s notice of articles and the OBCA and its regulations. The Common Shares have no pre-emptive, redemption, purchase or conversion rights. Neither the OBCA nor the constating documents of the Company impose restrictions on the transfer of Common Shares on the register of the Company, provided that the Company receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board of Directors from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or assessment by the Company. The OBCA and the Company’s articles provide that the rights and restrictions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

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The holders of the Common Shares are entitled to: (i) notice of and to attend any meetings of shareholders and shall have one vote per Common Share at any meeting of shareholders of the Company; (ii) dividends, if as and when declared by the Board of Directors; and (iii) upon liquidation, dissolution or winding up of the Company, on a pro rata basis, the net assets of the Company after payment of debts and other liabilities.

Warrants

During the financial year ended December 31, 2021, the Company had 5,349,312 Warrants outstanding pursuant to which one Warrant entitled the holder to purchase one Common Share. Of this amount:

•	• 180,000 Warrants had an exercise price of C$3.00 and an expiry date of April 29, 2022;
•	• 71,762 Warrants had an exercise price of C$3.00 and an expiry date of May 7, 2022;
•	• 2,289,667 Warrants had an exercise price of C$4.50 and an expiry date of May 14, 2023; and
•	• 2,807,883 Warrants had an exercise price of C$4.50 and an expiry date of March 25, 2024.

On March 25, 2021, the Company issued 5,615,766 Units at a price of C$3.00 per Unit, with each Unit issued consisting of one Common Share and one half of one Warrant. Each Warrant is exercisable to acquire one Common Share at an exercise price of C$4.50 until March 25, 2024.

As of the date hereof, there is currently no market through which the Warrants may be sold and purchasers may not be able to resell the Warrants purchased. This may affect the pricing of the Warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

MARKET FOR SECURITIES

Trading Price and Volume

The Common Shares are listed and posted for trading on the TSXV under the symbol “VOX” and, commencing October 10, 2022, the Nasdaq under the symbol “VOXR”. The following table sets forth information relating to the monthly trading of the Common Shares on the TSXV for the financial year ended December 31, 2021.

Month	High C$	Low C$	Volume
January	$3.59	$2.75	528,140
February	$3.23	$2.86	222,805
March	$3.51	$2.40	672,408
April	$2.88	$2.15	786,424
May	$2.85	$2.50	408,659
June	$2.65	$2.20	501,342
July	$2.94	$2.43	493,964
August	$2.94	$2.46	577,267
September	$3.27	$2.61	754,728
October	$4.20	$3.05	664,456
November	$3.93	$3.36	299,476
December	$3.66	$3.00	405,041

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PRIOR SALES

The following table sets forth information in respect of issuances of securities that are convertible or exchangeable into Common Shares during the financial year ended December 31, 2021.

Date Issued	Number of Securities Issued	Type of Securities Issued	Type of Transaction	Issuance Price Per Security	Exercise Price (if applicable)
14-Jan-2021	77,893	Common Shares	RSU exercise	C$3.00	N/A
21-Jan-2021	252,878	Common Shares	Royalty acquisition	C$2.87	N/A
31-Jan-2021	(34,200)	Common Shares	NCIB	C$3.17	N/A
2-Feb-2021	20,000	Options	Option grant	N/A	C$4.00
19-Feb-2021	116,108	RSUs	RSU grant	C$3.03	N/A
23-Feb-2021	12,901	Common Shares	RSU exercise	C$3.03	N/A
28-Feb-2021	(103,600)	Common Shares	NCIB	C$3.09	N/A
25-Mar-2021	5,615,766	Common Shares	Financing	C$3.00	N/A
25-Mar-2021	2,807,883	Warrants	Financing	N/A	C$4.50
31-Mar-2021	(143,000)	Common Shares	NCIB	C$3.15	N/A
13-Apr-2021	1,602,301	Common Shares	RSU exercise	C$3.00	N/A
30-Jun-2021	799,826	Options	Option grant	N/A	C$3.25
30-Jun-2021	176,734	RSUs	RSU grant	C$2.47	N/A
7-Jun-2021	23,358	Common Shares	RSU exercise	C$3.20	N/A
7-Jul-2021	77,893	Common Shares	RSU exercise	C$3.00	N/A
31-Jul-2021	(236,800)	Common Shares	NCIB	C$2.76	N/A
11-Aug-2021	21,023	Common Shares	RSU exercise	C$3.20	N/A
31-Aug-2021	(217,600)	Common Shares	NCIB	C$2.88	N/A
23-Nov-2021	579	Common Shares	Warrants exercise	N/A	C$3.00
9-Dec-2021	20,000	Common Shares	Warrants exercise	N/A	C$3.00
31-Dec-2021	20,683	Common Shares	RSU exercise	C$2.47	N/A
31-Dec-2021	(23,200)	Common Shares	NCIB	C$3.44	N/A

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SECURITIES SUBJECT TO ESCROW OR CONTRACTUAL RESTRICTIONS ON TRANSFER

Designation of class	Number of securities held in escrow or that are subject to a contractual restriction on transfer	Percentage of class
Common Shares	173,058(1)	0.39%
Common Shares	4,350,000(2)	9.75%
Common Shares	409,500(3)	0.92%

(1)	The Common Shares are subject to a lock-up period of 4 months and a day from the date of issue, which will fall away automatically following the close of Canadian Exchanges on January 8, 2023.
(2)	The Common Shares are subject to a lock-up period of 12 months from the date of issue, which will fall away automatically following the close of Canadian Exchanges on May 25, 2023.
(3)	The Common Shares are subject to a lock-up period of 24 months from the date of issue, which will fall away automatically following the close of Canadian Exchanges on April 26, 2024.

DIRECTORS AND OFFICERS

The following table sets forth the name, province or state and country of residence, the position held with the Company and period during which each director and the executive officer of the Company has served as a director and/or executive officer, the principal occupation, and the number and percentage of Common Shares beneficially owned by each director and executive officer of the Company as of the date hereof. The statement as to the Common Shares beneficially owned, controlled or directed, directly or indirectly, by the directors and executive officers hereinafter named is in each instance based upon information furnished by the person concerned and is as at the date hereof. All directors of the Company hold office until the next annual meeting of shareholders of the Company or until their successors are elected or appointed.

Name, Age, Position and Municipality of Residence	Principal Occupation	Date Appointed	Number and percentage of securities beneficially owned, or controlled or directed, directly or indirectly
Kyle Floyd(3)(4), 36 CEO & Director Colorado, USA	CEO	July 11, 2014	3,586,406 8.04%
Pascal Attard, 38 CFO & Director Ontario, Canada	CFO	December 1, 2019	34,662 0.08%
Spencer Cole, 36 Chief Investment Officer Ontario, Canada	Chief Investment Officer	March 27, 2020	592,499 1.33%
Riaan Esterhuizen, 52 EVP, Australia Perth, Australia	EVP, Australia	March 27, 2020	516,403 1.16%
Rob Sckalor(2)(3)(4), 60 Director Miami, USA	President, Capital Instincts (January 2004 to present)	June 26, 2015	4,882,895(1) 10.95%
Alastair W. McIntyre(2)(4), 61 Director Ontario, Canada	CEO, Altiplano Metals Inc. (August 2019 to present), Previously, Senior Managing Director, Behre Dolbear Asia (Jan 2011 – March 2016)	May 8, 2020	12,901 0.03%
Andrew Kaip(2)(3)(4), 55 Director Ontario, Canada	President and CEO, Karus Gold Corp.	February 8, 2021	33,300 0.07%

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Notes:

(1)

Rob Sckalor’s Common Shares are held personally and through Rufus Dufus, LLC, CIUSVI 401K Plan, and through CIUSVI, LLC which he jointly controls with Scott Greenberg. Though CIUSVI, LLC, Rob Sckalor and another shareholder jointly control 1,656,841 Common Shares. For the purpose of the above, 50% of the Common Shares (being 828,421 Common Shares) held by CIUSVI, LLC have been allocated to Rob Sckalor. Mr. Sckalor also holds 37,095 Common Shares personally, controls 1,627,486 Common Shares through Rufus Dufus LLC, and indirectly controls 2,389,893 Common Shares through CIUSVI 401K Plan. To calculate the above figure the following formula was used: 37,095 + 1,627,486 + 2,389,893 + (1,656,841 * 0.5) = 4,882,895.

(2)	Member of the Audit Committee.
(3)	Member of the Corporate Governance, Compensation & Nominating Committee.
(4)	Member of the Investment Committee.

As at the date hereof, the current directors and executive officers of the Company, as a group, beneficially owned, directly or indirectly, or exercised control over, a total of 9,659,066 Common Shares, representing approximately 21.66% of the issued and outstanding Common Shares.

The principal occupations, businesses or employments of each of the Company’s directors and the senior executive officers within the past five years are disclosed in the brief biographies set out below.

Kyle Floyd, Chief Executive Officer and Chairman

Mr. Floyd is the founder, Chairman and CEO of Vox Royalty. Mr. Floyd created the concept, built the team and raised the capital required to commence Vox’s operations as a metal royalty and streaming company. Mr. Floyd is responsible for general operational and strategic direction of the business and has helped lead the company to becoming the fastest growing mining royalty business over the past 15 months. Prior to Vox, Mr. Floyd held the position of Vice President – Practice Lead of the global mining investment banking department at ROTH Capital Partners from 2007 to 2013. During his time at the company, Mr. Floyd led the international OTCQX and cross border listing advisory group and led business development execution on all mining transactions, ultimately financing and advising nearly $1 billion over more than 60 transactions including M&A assignments, private placements of debt and equity, IPOs and follow-up offerings. Mr. Floyd holds a Bachelor of Business in Corporate Finance from the University of Washington and attended the Master of Science program in Mineral Economics from Colorado School of Mines.

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Pascal Attard, Chief Financial Officer, Corporate Secretary and Director

Mr. Attard was the former Chief Financial Officer of Delivra Corp. until November 2019, during which time he had a broad scope of authority, including executive guidance for finance, accounting, contracts, treasury, taxation, mergers and acquisitions and investor relations. Mr. Attard played a key role in successfully guiding the company through the sale of its business in July 2019. Mr. Attard joined Delivra Corp. in June 2015 and also held the positions of Vice-President of Finance and Corporate Controller over the course of his 4-year tenure. Prior to Delivra Corp., Pascal was the Corporate Controller for Red Tiger Mining Inc. from March 2012 to March 2015. Pascal also held a number of positions at McGovern Hurley LLP from 2006 to 2012, where he most recently served as Manager, Audit and Assurance. Mr. Attard holds a Bachelor of Accountancy, with Honours, from Brock University and holds the designation of Chartered Professional Accountant and Chartered Accountant.

Andrew Kaip, Director

Mr. Kaip has extensive experience in the mining sector and brings a global perspective through more than 25 years of industry and capital markets experience. As a Mining Analyst, he was consistently ranked in the Top 3 by Brendan Woods International for both the Large and Small/Mid Cap Precious Metal and Diamond Categories. Working with BMO Capital Markets as the Co-Head of Mining Research, Andrew was instrumental in building a global franchise covering more than 150 companies. He brings a unique perspective having covered the spectrum of mining companies from the largest gold miners to some of the smallest grassroots explorers. As a geologist, Andrew spent over a decade in the exploration industry working in North and South/Central America. Andrew is a Professional Geoscientist and holds a MSc. in Geology from the University of British Columbia.

Alastair W. McIntyre, Director

Mr. McIntyre is an accomplished metals and mining executive with senior management expertise through roles with leading natural resources banks including Scotiabank, Natixis and Landsbanki (in Toronto, New York, Sydney, and Hong Kong) where he executed hundreds of structured deals in multiple currencies, metals, and products for metal producers and consumers in North and South America, Africa, Australia and Asia. In addition, Mr. McIntyre has held numerous capital market and technical advisory roles, including Senior Managing Director at Behre Dolbear Capital, responsible for providing support for numerous M&A transactions and IPO’s on the Hong Kong Stock Exchange. Prior to finance, Alastair held a senior role in gold refining at the Royal Canadian Mint and worked as an exploration and underground mine geologist in Atlantic Canada. Mr. McIntyre currently serves as Chief Executive Officer of Altiplano Metals Inc. as well as serving on the Advisory Board of Benchmark Metals. Mr. McIntyre holds MAusIMM CP (Man) and P. Geo (Limited) professional accreditations and has earned a BSc (Geology) and a B. Comm. (Bus Admin and Economics) from Dalhousie University in Halifax.

Rob Sckalor, Director

Mr. Sckalor is co-founder and President of Capital Instincts, where he oversees the company’s worldwide operations trading and investing in various European, Asian and North American equity markets. Mr. Sckalor joined Vox in 2014 and was extensively involved in its day-to-day business operations as a private company, including human resources management, capital raises and corporate governance. Mr. Sckalor has also been a director of Creedence Medical Systems, a private Delaware company based in Silicon Valley, since 2015. At Creedence Medical Systems, Mr. Sckalor has been instrumentally involved in multiple financings and services on the Audit Committee. In addition, from 2017 to 2019, Mr. Sckalor was also a director of Titan Minerals and was involved in multiple financings and the acquisition of Andina Resources by the company. Mr. Sckalor is also a Director of Best Bev LLC, a beverage packaging, production and bottling company; WYNK, a Cannabis beverage company, AG Tech VI, an intellectual property creator and licensor in the production industries; alcohol beverage company ETOH Worldwide, and CurrENT Group, an entertainment services company. Prior to holding the aforementioned positions, Mr. Sckalor was the General Counsel and a Director at Liquid Capital Markets London where he helped build the company into the largest fixed income and derivative market maker in Europe; and previously acted as General Counsel to IDEAglobal, a Singapore and London based financial services company. Mr. Sckalor has served on numerous not for profit Boards over the last 30 years and has been a partner in multiple law firms. Mr. Sckalor is a graduate of Washington University School of Law and Grinnell College.

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Spencer Cole, Chief Investment Officer

Mr. Cole co-founded MRO, a specialist marketplace/brokerage for mineral royalties, which was subsequently sold to SilverStream in 2019. While at MRO Mr. Cole was involved in over $1 billion of royalty transactions. In addition to co-founding MRO, Mr. Cole has spent over 10 years at BHP, South32 and UBS Investment Bank in a wide range of commercial and technical mining roles. At South32, Mr. Cole worked on the pre-feasibility study team at the Hermosa/Taylor zinc-lead-silver project in Arizona, as a Production Superintendent and acting Exploration Manager at the Boddington Bauxite Mine with accountability for a workforce of over 130 people and as a Business Improvement Manager across 6 operations in Australia and Colombia. At BHP, Mr. Cole worked in the Group Acquisitions & Divestments team, led a Scoping Study for the potential restart of the San Manuel copper mine in Arizona and was also involved with a number of royalty transactions. Mr. Cole holds a Masters of Engineering (Mining Engineering) from Queen’s University in Kingston Ontario and a Bachelor of Commerce from the University of Melbourne.

Riaan Esterhuizen, Executive Vice President, Australia

Mr. Esterhuizen co-founded and acted as the Principal Advisor of MRO, a specialist marketplace/brokerage for mineral royalties, which was subsequently sold to SilverStream in 2019. Prior to co-founding MRO, he spent 10 years (2004 to 2014) at BHP as an Exploration Project Manager and Global Commercial Manager, with commercial accountability and oversight for BHP’s worldwide exploration activities, including managing the company’s global exploration royalty portfolio and exploration mining rights, business development, joint ventures, acquisitions, divestments and contracts. During this tenure with BHP, Mr. Esterhuizen led the due diligence effort to return the royalty portfolio to good standing, uncovered substantial historical royalties payable to the company and managed the sale process to market the portfolio to investors. Mr. Esterhuizen also has extensive experience as a multi-commodity exploration geologist through previous roles across Southern, Central and West Africa with BHP, Rio Tinto, Randgold & Exploration and Gold Fields. Mr. Esterhuizen holds a Bachelor of Science (Hons, Geology) from the University of Johannesburg and a Bachelor of Commerce in Economics from the University of South Africa.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Except as otherwise disclosed, no director or executive officer of the Company, is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company that:

(i)

was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days and that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; or

(ii)

was subject to a cease trade or similar order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as a director, chief executive officer or chief financial officer.

- 36 -

Except as otherwise disclosed, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company:

(i)

is, as at the date hereof, or has been within the 10 years before the date hereof, a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(ii)

has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the director, executive officer or shareholder.

Except as otherwise disclosed, no director or executive officer of the Company, or a shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company has been subject to:

(i)

any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(ii)	any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision.

Conflicts of Interest

To the best of the Company’s knowledge, and other than as disclosed herein, there are no known existing or potential conflicts of interest between the Company and any directors or officers of the Company, except that certain of the directors and officers serve as directors and officers of other public or private companies and therefore it is possible that a conflict may arise between their duties as a director or officer of the Company and their duties as a director or officer of such other companies.

The directors and officers of the Company are required by law to act honestly and in good faith with a view to the best interests of the Company and to disclose any interests that they may have in any project or opportunity of the Company.

LEGAL PROCEEDINGS AND REGULATORY ACTIONS

The Company is not party to any material legal proceedings or regulatory actions as of the date of this AIF. The Company is not aware of any material contemplated legal proceedings involving it or its operations.

INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

Other than as disclosed herein, none of the directors or executive officers of the Company, nor any person or company that beneficially owns, controls, or directs, directly or indirectly, more than 10% of any class or series of outstanding voting securities of the Company, nor any associate or affiliate of the foregoing persons, has or has had any material interest, direct or indirect, in any transaction within the three most recently completed financial years or during the current financial year that has materially affected or is reasonably expected to materially affect the Company.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for the Common Shares is TSX Trust Company, at its office at 200 University Avenue, Suite 300, Toronto, ON, M5H 4H1.

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MATERIAL CONTRACTS

The only material contract entered into by the Company within the financial period ended December 31, 2021 or since such time or before such time that are still in effect, other than in the ordinary course of business, is the sale and purchase agreement to acquire the Wonmunna royalty dated May 26, 2022.

INTERESTS OF EXPERTS

Timothy Strong, BSc (Hons) ACSM FGS MIMMM RSci, Principal Geologist of Kangari Consulting LLC, a qualified person under NI 43-101, has reviewed and approved the scientific and technical disclosure contained in this AIF.

Mr. Strong is independent of the Company, and held either less than 1% of the outstanding Common Shares or no securities of the Company or of any associate or affiliate of the Company at the time of preparation of the respective reports and/or at the time of the preparation of the technical information contained in this AIF and did not receive any direct or indirect interest in any securities of the Company or of any associate or affiliate of the Company. Mr. Strong is not currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company.

Ernst & Young LLP, the auditor of the Company, is independent within the meaning of the CPA Code of Professional Conduct of the Chartered Professional Accountants of Ontario and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) (PCAOB).

AUDIT COMMITTEE

The Company’s Audit Committee is responsible for monitoring the Company’s systems and procedures for financial reporting and internal control, reviewing certain public disclosure documents and monitoring the performance and independence of the Company’s external auditors. The Audit Committee is also responsible for reviewing the Company’s annual audited financial statements, unaudited quarterly financial statements and management’s discussion and analysis of financial results of operations for both annual and interim financial statements and review of related operations prior to their approval by the full Board of Directors of the Company.

The Audit Committee’s charter sets out its responsibilities and duties, qualifications for membership, procedures for committee member removal and appointment and reporting to the Company’s Board of Directors. A copy of the Audit Committee’s charter is attached hereto as Schedule “A” to this AIF.

Composition of the Audit Committee

The current members of the Audit Committee are: Messrs. Andrew Kaip, Alastair McIntyre and Rob Sckalor. In addition to being independent directors as described above, each member of the Company’s Audit Committee is considered “independent” and “financially literate” pursuant to NI 52-110.

NI 52-110 provides that a member of an audit committee is “independent” if the member has no direct or indirect material relationship with the Company, which could, in the view of the Board of Directors, reasonably interfere with the exercise of the member’s independent judgment. NI 52-110 also provides that an individual is “financially literate” if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

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Relevant Education and Experience

See “Directors and Officers” above for a description of the education and experience of each Audit Committee member that is relevant to the performance of his responsibilities as an Audit Committee member.

Audit Committee Oversight

Since the commencement of the Company’s most recently completed financial year, the Audit Committee of the Company has not made any recommendations to nominate or compensate an external auditor which were not adopted by the Board of Directors.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on any exemption from NI 52-110.

Pre-Approval Policies and Procedures

The Audit Committee has not adopted any specific policies and procedures for the engagement of non-audit services.

External Auditor Service Fees

The aggregate fees billed by the Company’s external auditor during the years ended December 31, 2021 and December 31, 2020 are set out in the table below.

Year Ended	Auditor	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees
December 31, 2020	McGovern Hurley LLP	C$91,000	C$Nil	C$Nil	C$Nil
December 31, 2021	McGovern Hurley LLP	C$107,500	C$Nil	C$Nil	C$Nil
December 31, 2021	PricewaterhouseCoopers LLP	C$55,000	C$Nil	C$241,104	C$Nil
December 31, 2021	Ernst & Young LLP	C$120,000	C$Nil	C$Nil	C$Nil

Notes:

(1)

“Audit Fees” refers to the aggregate fees billed by the Company’s external auditor for audit services, including fees incurred in relation to quarterly reviews, review of securities filings, and statutory audits. Fees billed for the year ended December 31, 2021, include: i) C$80,000 related to the Company’s former auditor, McGovern Hurley LLP, for completion of the December 31, 2020 audited financial statements, and ii) C$25,000 related to the consent and comfort letters provided in connection with prospectuses and related regulatory filings.

(2)

“Audit-Related Fees” refers to the aggregate fees billed for assurance and related services by the Company’s external auditor that are reasonably related to the performance of the audit or review of the Company’s financial statements and not reported under Audit Fees.

(3)	“Tax Fees” are related to tax compliance, tax planning, tax advice services, the preparation of corporate tax returns and proposed transactions.

ADDITIONAL INFORMATION

Additional information relating to the Company may be found under the Company’s SEDAR profile at www.sedar.com.

Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of the Company’s securities and securities authorized for issuance under equity compensation plans is contained in the management information circular of Vox dated May 4, 2022. Such information for the year ended December 31, 2022 will be updated and contained in the Company’s management information circular required to be prepared and filed in connection with its annual meeting of shareholders to be held in June 2023.

Additional financial information is provided in the Company’s annual financial statements and MD&A for the year ended December 31, 2021, each of which is available under the Company’s SEDAR profile at www.sedar.com.

- 39 -

Schedule “A”

AUDIT COMMITTEE CHARTER

40

VOX ROYALTY CORP.

Audit Committee Charter

1. Introduction

The Audit Committee is a committee of the Board of Directors (the “Board”). The Committee shall oversee the accounting and financial reporting practices of the Resulting Issuer and the audits of the Resulting Issuer’s financial statements and exercise the responsibilities and duties set out in this Mandate.

2. Membership

Number of Members

The Audit Committee shall be composed of three or more members of the Board.

Independence of Members

A majority of the member of the Audit Committee must be independent. “Independent” shall have the meaning, as the context requires, given to it in National Instrument 52-110 Audit Committees, as may be amended from time to time.

Chair

At the time of the annual appointment of the members of the Audit Committee, the Board may appoint a Chair of the Audit Committee. If so appointed, the Chair shall be a member of the Audit Committee, preside over all Audit Committee meetings, coordinate the Audit Committee’s compliance with this Mandate, work with management to develop the Audit Committee’s annual work-plan and provide reports of the Audit Committee to the Board.

Financial Literacy of Members

At the time of his or her appointment to the Audit Committee, each member of the Audit Committee shall have, or shall acquire within a reasonable time following appointment to the Audit Committee, the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

Term of Members

The members of the Audit Committee shall be appointed annually by the Board. Each member of the Audit Committee shall serve at the pleasure of the Board until the member resigns, is removed, or ceases to be a member of the Board. Unless a Chair is elected by the Board, the members of the Audit Committee may designate a Chair by majority vote of the full Audit Committee membership.

3. Meetings

Number of Meetings

The Audit Committee may meet as many times per year as necessary to carry out its responsibilities.

41

Quorum

No business may be transacted by the Audit Committee at a meeting unless a quorum of the Audit Committee is present. A majority of members of the Audit Committee shall constitute a quorum.

Calling of Meetings

The Chair, any member of the Audit Committee, the external auditors, the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer may call a meeting of the Audit Committee by notifying the Company’s General Counsel who will notify the members of the Audit Committee. The Chair shall chair all Audit Committee meetings that he or she attends, and in the absence of the Chair, the members of the Audit Committee present may appoint a chair from their number for a meeting.

Minutes; Reporting to the Board

The Audit Committee shall maintain minutes or other records of meetings and activities of the Audit Committee in sufficient detail to convey the substance of all discussions held. Upon approval of the minutes by the Audit Committee, the minutes shall be circulated to the members of the Board. However, the Chair (or if no Chair is appointed, any member of the Audit Committee) may report orally to the Board on any matter in his or her view requiring the immediate attention of the Board.

Attendance of Non-Members

The external auditors are entitled to attend and be heard at each Audit Committee meeting. In addition, the Audit Committee may invite to a meeting any officers or employees of the Company, legal counsel, advisors and other persons whose attendance it considers necessary or desirable in order to carry out its responsibilities. At least once per year, the Audit Committee shall meet with the internal auditor and management in separate sessions to discuss any matters that the Audit Committee or such individuals consider appropriate.

Meetings without Management

The Audit Committee may hold unscheduled or regularly scheduled meetings, or portions of meetings, at which management is not present.

Procedure

The procedures for calling, holding, conducting and adjourning meetings of the Audit Committee shall be the same as those applicable to meetings of the Board.

Access to Management

The Audit Committee shall have unrestricted access to the Company’s management and employees and the books and records of the Company.

4. Duties and Responsibilities

The Audit Committee shall have the functions and responsibilities set out below as well as any other functions that are specifically delegated to the Audit Committee by the Board and that the Board is authorized to delegate by applicable laws and regulations. In addition to these functions and responsibilities, the Audit Committee shall perform the duties required of an audit committee by any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company, as are in effect from time to time (collectively, the “Applicable Requirements”).

42

Financial Reports

(a) General

The Audit Committee is responsible for overseeing the Company’s financial statements and financial disclosures. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements and financial disclosures and for the appropriateness of the accounting principles and the reporting policies used by the Company. The auditors are responsible for auditing the Company’s annual consolidated financial statements and for reviewing the Company’s unaudited interim financial statements.

(b) Review of Annual Financial Reports

The Audit Committee shall review the annual consolidated audited financial statements of the Company, the auditors’ report thereon and the related management’s discussion and analysis of the Company’s financial condition and results of operation (“MD&A”). After completing its review, if advisable, the Audit Committee shall approve and recommend for Board approval the annual financial statements and the related MD&A.

(c) Review of Interim Financial Reports

The Audit Committee shall review the interim consolidated financial statements of the Company, the auditors’ review report thereon and the related MD&A. After completing its review, if advisable, the Audit Committee shall approve and recommend for Board approval the interim financial statements and the related MD&A.

(d) Review Considerations

In conducting its review of the annual financial statements or the interim financial statements, the Audit Committee shall:

(i)	meet with management and the auditors to discuss the financial statements and MD&A;

(ii)	review the disclosures in the financial statements;

(iii)	review the audit report or review report prepared by the auditors;

(iv)	discuss with management, the auditors and legal counsel, as requested, any litigation claim or other contingency that could have a material effect on the financial statements;

(v)	review the accounting policies followed and critical accounting and other significant estimates and judgements underlying the financial statements as presented by management;

(vi)

review any material effects of regulatory accounting initiatives or off-balance sheet structures on the financial statements as presented by management, including requirements relating to complex or unusual transactions, significant changes to accounting principles and alternative treatments under IFRS;

43

(vii)	review any material changes in accounting policies and any significant changes in accounting practices and their impact on the financial statements as presented by management;

(viii)	review management’s report on the effectiveness of internal controls over financial reporting;

(ix)	review the factors identified by management as factors that may affect future financial results;

(x)	review results of the Company’s audit committee whistleblower program; and

(xi)

review any other matters, related to the financial statements, that are brought forward by the auditors, management or which are required to be communicated to the Audit Committee under accounting policies, auditing standards or Applicable Requirements.

(e) Approval of Other Financial Disclosures

The Audit Committee shall review and, if advisable, approve and recommend for Board approval financial disclosure in a prospectus or other securities offering document of the Company, press releases disclosing, or based upon, financial results of the Company and any other material financial disclosure, including financial guidance provided to analysts, rating agencies or otherwise publicly disseminated.

(f) Periodical Review of Procedures

The Audit Committee shall assess the adequacy of the procedures set out in (d) and (e) above on an annual basis and shall make recommendation to the Board with respect to any necessary amendments to this Audit Committee Charter.

Auditors

(a) General

The Audit Committee shall be responsible for oversight of the work of the auditors, including the auditors’ work in preparing or issuing an audit report, performing other audit, review or attest services or any other related work.

(b) Nomination and Compensation

The Audit Committee shall review and, if advisable, select and recommend for Board approval the external auditors to be nominated and the compensation of such external auditor. The Audit Committee shall have ultimate authority to approve all audit engagement terms and fees, including the auditors’ audit plan.

(c) Resolution of Disagreements

The Audit Committee shall resolve any disagreements between management and the auditors as to financial reporting matters brought to its attention.

(d) Discussions with Auditors

At least annually, the Audit Committee shall discuss with the auditors such matters as are required by applicable auditing standards to be discussed by the auditors with the Audit Committee.

44

(e) Audit Plan

At least annually, the Audit Committee shall review a summary of the auditors’ annual audit plan. The Audit Committee shall consider and review with the auditors any material changes to the scope of the plan.

(f) Quarterly Review Report

The Audit Committee shall review a report prepared by the auditors in respect of each of the interim financial statements of the Company.

(g) Independence of Auditors

At least annually, and before the auditors issue their report on the annual financial statements, the Audit Committee shall obtain from the auditors a formal written statement describing all relationships between the auditors and the Company; discuss with the auditors any disclosed relationships or services that may affect the objectivity and independence of the auditors; and obtain written confirmation from the auditors that they are objective and independent within the meaning of the applicable Rules of Professional Conduct/Code of Ethics adopted by the provincial institute or order of chartered accountants to which the auditors belong and other Applicable Requirements. The Audit Committee shall take appropriate action to oversee the independence of the auditors.

(h) Evaluation and Rotation of Lead Partner

At least annually, the Audit Committee shall review the qualifications and performance of the lead partner(s) of the auditors and determine whether it is appropriate to adopt or continue a policy of rotating lead partners of the external auditors.

(i) Requirement for Pre-Approval of Non-Audit Services

The Audit Committee shall approve in advance any retainer of the auditors to perform any non-audit service to the Company that it deems advisable in accordance with Applicable Requirements and Board approved policies and procedures. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee. The decisions of any member of the Audit Committee to whom this authority has been delegated must be presented to the full Audit Committee at its next scheduled Audit Committee meeting.

(j) Approval of Hiring Policies

The Audit Committee shall review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former external auditors of the Company.

(k) Communication with Internal Auditor

The internal auditor, when appointed, shall report regularly to the Committee. The Committee shall review with the internal auditor any problem or difficulty the internal auditor may have encountered including, without limitation, any restrictions on the scope of activities or access to required information, and any significant reports to management prepared by the internal auditing department and management’s responses thereto.

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The Audit Committee shall periodically review and approve the mandate, plan, budget and staffing of the internal audit department. The Audit Committee shall direct management to make changes it deems advisable in respect of the internal audit function.

The Audit Committee shall review the appointment, performance and replacement of the senior internal auditing executive and the activities, organization structure and qualifications of the persons responsible for the internal audit function.

Financial Executives

The Audit Committee shall review and discuss with management the appointment of key financial executives and recommend qualified candidates to the Board, as appropriate.

Internal Controls

(a) General

The Audit Committee shall review the Company’s system of internal controls.

(b) Establishment, Review and Approval

The Audit Committee shall require management to implement and maintain appropriate systems of internal controls in accordance with Applicable Requirements, including internal controls over financial reporting and disclosure and to review, evaluate and approve these procedures. At least annually, the Audit Committee shall consider and review with management and the auditors:

(i)

the effectiveness of, or weaknesses or deficiencies in: the design or operation of the Company’s internal controls (including computerized information system controls and security); the overall control environment for managing business risks; and accounting, financial and disclosure controls (including, without limitation, controls over financial reporting), non-financial controls, and legal and regulatory controls and the impact of any identified weaknesses in internal controls on management’s conclusions;

(ii)	any significant changes in internal controls over financial reporting that are disclosed, or considered for disclosure, including those in the Company’s periodic regulatory filings;

(iii)	any material issues raised by any inquiry or investigation by the Company’s regulators;

(iv)

the Company’s fraud prevention and detection program, including deficiencies in internal controls that may impact the integrity of financial information, or may expose the Company to other significant internal or external fraud losses and the extent of those losses and any disciplinary action in respect of fraud taken against management or other employees who have a significant role in financial reporting; and

(v)

any related significant issues and recommendations of the auditors together with management’s responses thereto, including the timetable for implementation of recommendations to correct weaknesses in internal controls over financial reporting and disclosure controls.

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Compliance with Legal and Regulatory Requirements

The Audit Committee shall review reports from the Company’s General Counsel and other management members on: legal or compliance matters that may have a material impact on the Company; the effectiveness of the Company’s compliance policies; and any material communications received from regulators. The Audit Committee shall review management’s evaluation of and representations relating to compliance with specific applicable law and guidance, and management’s plans to remediate any deficiencies identified.

Audit Committee Whistleblower Procedures

The Audit Committee shall establish for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. Any such complaints or concerns that are received shall be reviewed by the Audit Committee and, if the Audit Committee determines that the matter requires further investigation, it will direct the Chair of the Audit Committee to engage outside advisors, as necessary or appropriate, to investigate the matter and will work with management and legal counsel to reach a satisfactory conclusion.

Audit Committee Disclosure

The Audit Committee shall prepare, review and approve any audit committee disclosures required by Applicable Requirements in the Company’s disclosure documents.

Delegation

The Audit Committee may, to the extent permissible by Applicable Requirements, designate a sub- committee to review any matter within this mandate as the Audit Committee deems appropriate.

5. Authority

The Audit Committee shall have the authority:

(a)	to engage independent counsel and other advisors as it determines necessary to carry out its duties;

(b)	to set and pay the compensation for any advisors employed by the Audit Committee; and

(c)	to communicate directly with the internal and external auditors.

6. No Rights Created

This Mandate is a statement of broad policies and is intended as a component of the flexible governance framework within which the Audit Committee, functions. While it should be interpreted in the context of all applicable laws, regulations and listing requirements, as well as in the context of the Company’s Articles of Association, it is not intended to establish any legally binding obligations.

7. Mandate Review

The Audit Committee shall review and update this Mandate annually and present it to the Board for approval where the Audit Committee recommends amendments to this Mandate.

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